EXHIBIT 10.38
EXECUTION COPY
LIMITED LIABILITY COMPANY AGREEMENT
FOR
LG FILM FINANCE I, LLC
A DELAWARE LIMITED LIABILITY COMPANY
THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS QUALIFIED OR REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO FILMCO, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH HEREIN.

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TABLE OF EXHIBITS

Exhibit No.	Description

SCHEDULE A	Master Glossary

SCHEDULE B	Dispute Resolution Provisions

SCHEDULE 5.3.1	Initial Directors

SCHEDULE 5.5.17	Approved Auditors

SCHEDULE 7.2.4	Potential Evaluators

EXHIBIT A	Member/Address; Commitment Amount; Percentage Interests

EXHIBIT B	Form of Capital Call Notice

EXHIBIT C	Form of Confidentiality Agreement

LIMITED LIABILITY COMPANY AGREEMENT
FOR
LG FILM FINANCE I, LLC
A DELAWARE LIMITED LIABILITY COMPANY
A DELAWARE LIMITED LIABILITY COMPANY
     This Limited Liability Company Agreement (as amended and/or restated from time to time, this “Agreement”) for LG FILM FINANCE I, LLC, a Delaware limited liability company (“FilmCo”), is made and entered into effective as of May 25, 2007, by and between Lions Gate Entertainment Inc., a Delaware corporation (“LGE”), and Pride Pictures LLC, a Delaware limited liability company (“FundCo”), with reference to the following facts:
     A. FilmCo was formed upon the filing of the Certificate with the Delaware Secretary of State on April 17, 2007.
     B. The Members desire to execute this Agreement, which shall establish their rights and responsibilities and govern their relationships.
     NOW, THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. When used in this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Section 1.1 shall have the meanings set forth in Schedule A to this Agreement):
          “Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq, as the same may be amended from time to time.
          “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account with respect to a particular Funded Picture as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
          (a) Credit to such Capital Account (without duplication) any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

          (b) Debit to such Capital Account (without duplication) the items described in Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          “Administrative Expenses” means all expenses of FilmCo on a continuing basis, including payments to the Collateral Agent under the Collateral Agent Agreement; legal fees and expenses, if any; and accountant fees and expenses, including the cost of performing an annual audit of the Records pursuant to the Master Picture Purchase Agreement.
          “Agreement” has the meaning set forth in the preamble hereto.
          “Allocable Share” means, with respect to Adjusted Receipts, the following:
          (a) with respect to a 50/50 Funded Picture, fifty percent (50%) to LGE and fifty percent (50%) to FundCo;
          (b) with respect to a Member and a Non 50/50 Funded Picture, the quotient, expressed as a percentage, obtained by dividing (i) the aggregate amount of all Capital Contributions made by such Member with respect to such Non 50/50 Funded Picture by (ii) the aggregate amount of all Capital Contributions made by all Members with respect to such Non 50/50 Funded Picture;
          “Board of Directors” means the board of directors of FilmCo.
          “Call Notice” has the meaning set forth in Section 3.3 hereof.
          “Capital Account” means, with respect to a Member, each capital account that FilmCo establishes and maintains for such Member pursuant to Section 3.8.
          “Capital Call” has the meaning set forth in Section 3.3 hereof.
          “Capital Contribution” means, with respect to a Member, a contribution in cash or property to the capital of FilmCo (and if required by the context of this Agreement, “Capital Contribution” shall also refer to the total amount of cash and the fair market value of property so contributed).
          “Certificate” means the Certificate of Formation of FilmCo originally filed with the Delaware Secretary of State, as amended and/or restated from time to time.
          “Closing Date” means May 25, 2007.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding Law, and to the extent applicable, the Regulations.
          “DC Reserve Deposit Amount” has the meaning set forth in Section 8.6.6.

          “P&R Reserve Triggering Event” has the meaning set forth in Section 6.5 of the Distribution Agreement.
          “Director” means a member of the Board of Directors.
          “Distributor Security Agreement” has the meaning set forth in the Distribution Agreement.
          “Dissolution Event” has the meaning set forth in Section 9.1.
          “Dollars” and “$” each means the lawful currency of the United States.
          “Evaluator” has the meaning set forth in Section 7.2.4 hereof.
          “FilmCo Minimum Gain” has the meaning ascribed to the term “Partnership Minimum Gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
          “FilmCo Distribution Costs Reserve Account” means the account (account number 737302570) in the name of FilmCo maintained at JPMorgan Chase Bank, N.A, (ABA #071000013) established pursuant to Section 8.6.6 hereof.
          “FilmCo Distribution Costs Reserve Bank” has the meaning set forth in Section 8.6.6 hereof.
          “FilmCo Funding Account” means the account (account number 737302513) in the name of FilmCo maintained at JPMorgan Chase Bank, N.A, (ABA #071000013) established pursuant to Section 8.6.4 hereof.
          “FilmCo Funding Account Bank” has the meaning set forth in Section 8.6.4 hereof.
          “FilmCo P&R Account” means the account (account number 737302554) in the name of FilmCo maintained at JPMorgan Chase Bank, N.A, (ABA #071000013) established pursuant to Section 8.6.5 hereof.
          “FilmCo P&R Account Bank” has the meaning set forth in Section 8.6.5 hereof.
          “FilmCo Reserve Account” means the account (account number 737302539) in the name of FilmCo maintained at JPMorgan Chase Bank, N.A, (ABA #071000013) established pursuant to Section 8.6.4 hereof.
          “FilmCo Reserve Account Bank” has the meaning set forth in Section 8.6.4 hereof.
          “FilmCo Security Agreement” means that certain Security Agreement entered into simultaneously herewith by and among FilmCo, LGE and FundCo, as from time to time amended, supplemented or otherwise modified pursuant to the terms thereof.

          “FilmCo Separate Account” means the account (account number 737302497) in the name of FilmCo maintained at JPMorgan Chase Bank, N.A. (ABA #071000013) established pursuant to Section 8.6.2 hereof.
          “FilmCo Separate Account Bank” has the meaning set forth in Section 8.6.2 hereof.
          “Fiscal Year” means FilmCo’s fiscal year, which shall be the calendar year, or any portion of such period for which FilmCo is required to allocate Net Profits, Net Losses or other items of FilmCo income, gain, loss or deduction pursuant hereto.
          “FundCo Available Investment Amount” has the meaning for such term set forth in the Master Picture Purchase Agreement.
          “Independent Director” means a natural Person who is a member of the Board of Directors and who is not at the time of initial appointment as a director hereunder or at any time while serving as a director, member or manager of FilmCo, and has not been at any time during the five (5) years preceding such initial appointment:
          (c) a stockholder, director (with the exception of serving as an Independent Director of FilmCo), officer, trustee, employee, partner, member, attorney or counsel of FilmCo, any Member of FilmCo, any Lions Gate Company or of any Affiliate of any of the foregoing;
          (d) a creditor, customer, supplier, or other Person who derives more than five percent (5%) of its revenues from, or acquires more than $100,000 in services or supplies from, its activities with any Member, FilmCo, any Lions Gate Company or of any Affiliate of any of the foregoing;
          (e) a Person controlling or under common control with any Person excluded from serving as Independent Director under clause (c) or (d) above; or
          (f) a member of the immediate family by blood or marriage of any Person excluded from serving as Independent Director under clause (c) or (d) above.
          For purposes hereof “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          A natural person who satisfies the foregoing definition, other than clause (d), shall not be disqualified from serving as an Independent Director of FilmCo if such individual is an Independent Director provided by a nationally recognized company that provides professional independent directors (a “Professional Independent Director”) and other corporate services in the ordinary course of its business. A natural person who otherwise satisfies the foregoing definition, other than clause (c), by reason of being the independent director of a “special purpose entity” affiliated with FilmCo shall not be disqualified from serving as an Independent Director of FilmCo if such individual is either (i) a Professional Independent Director or (ii) the fees that such individual earns from serving as independent director of Affiliates of FilmCo in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. Notwithstanding the immediately preceding sentence, an Independent Director may not simultaneously serve as Independent Director of FilmCo and independent director of a special purpose entity that either (1) owns a direct or indirect equity interest in FilmCo or a direct or indirect interest in any co-borrower with FilmCo, or (2) is owned, in whole or in part, by FilmCo. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the “special purpose” provisions of this limited liability company agreement.
          “Initial Members” means LGE and FundCo.
          “LGE Default” means the failure of LGE to make a Capital Contribution as and when required to do so under this Agreement (which Capital Contribution may be evidenced by book-entry transfers as described in Section 3.1 hereof), which failure is not cured within fifteen (15) days of the original due date of such Capital Contribution.
          “LIBOR Determination Date” means, with respect to any period, the second Business Day immediately preceding the first day of such period.
          “Make Up Capital Amount” has the meaning set forth in Section 3.2.3 hereof.
          “Manager” means LGE.
          “Manager Obligations” has the meaning set forth in Section 5.4 hereof.
          “Member” means each Person who (a) is an Initial Member, has been admitted to FilmCo as a Member in accordance with the Certificate or this Agreement, or is an assignee who has become a Member in accordance with ARTICLE VII, and (b) has not retired, resigned, withdrawn, been expelled or removed, or, if other than an individual, dissolved.
          “Member Nonrecourse Debt” has the meaning ascribed to the term “Partner Nonrecourse Debt” in Regulations Section 1.704-2(b)(4).
          “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to FilmCo Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
          “Member Nonrecourse Deductions” has the same meaning as the term “Partner Nonrecourse Deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
          “Membership Interest” means a Member’s entire interest in FilmCo, including the Member’s right to share in income, gains, losses, deductions, credits, or similar items of, and to receive distributions from, FilmCo pursuant to this Agreement and the Act, the right to vote or participate in the management of FilmCo to the extent herein provided or as specifically required by the Act, and the right to receive information concerning the business and affairs of FilmCo.

          “Net Profits” and “Net Losses” means, for each Fiscal Year, an amount equal to FilmCo’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
          (g) Any income of FilmCo that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;
          (h) Any expenditures of FilmCo described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition, shall be subtracted from such taxable income or loss;
          (i) In the event the book value of any FilmCo asset is adjusted as a result of the application of Regulations Section 1.704-1(b)(2)(iv)(e) or Regulations Section 1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;
          (j) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its book value;
          (k) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account book depreciation, amortization, and other cost recovery deductions for such Fiscal Year, computed in accordance with Regulations Section 1.704-1(b)(2)(iv)(g); and
          (l) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 6.3 or Section 6.4 hereof shall not be taken into account in computing Net Profits or Net Losses (the amounts of the items of FilmCo income, gain, loss, or deduction available to be specially allocated pursuant to Section 6.3 and Section 6.4 hereof shall be determined by applying rules analogous to those set forth in clauses (g) through (k) above).
     The foregoing definition of Net Profits and Net Losses is intended to comply with the provisions of Regulations Section 1.704-1(b) and shall be interpreted consistently therewith. In the event the Board of Directors determine that it is prudent to modify the manner in which Net Profits and Net Losses are computed in order to comply with such Regulations, the Board of Directors may make such modification.
          “Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
          “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

          “Original Agreement” has the meaning set forth in the recitals to this Agreement.
          “P&R Reserve Deposit Amount” has the meaning set forth in Section 8.6.5.
          “P&R Reserve Triggering Event” has the meaning set forth in Section 6.4 of the Distribution Agreement.
          “Percentage Interest” means the percentage interest of a Member set forth opposite the name of such Member in Exhibit A attached hereto.
          “Permitted FilmCo Transferee” means any Affiliate of a Member other than a Disqualified Transferee (as defined in the FundCo Operating Agreement).
          “Regulations” means the regulations currently in force from time to time as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code. If a word or phrase is defined in this Agreement by cross-referencing the Regulations, then to the extent the context of this Agreement and the Regulations require, the term “Member” shall be substituted in the Regulations for the term “partner”, the term “FilmCo” shall be substituted in the Regulations for the term “partnership”, and other similar conforming changes shall be deemed to have been made for purposes of applying the Regulations.
          “Repurchase Extension Period” has the meaning set forth in Section 7.2.3 hereof.
          “Required Capital Contributions” has the meaning set forth in Section 3.1.
          “Sequel Repurchase Commitment” has the meaning set forth Section 7.2.2
          “Settlement Report” shall have the meaning set forth in the Distribution Agreement.
          “Specified Agent” shall have the meaning set forth in Section 11.1 hereof.
          “Subsequent Cap Notice” has the meaning set forth in Section 3.5.1(b) hereof.
          “Subsequent Excess Cap Notice” has the meaning set forth in Section 3.5.2(b) hereof.
          “Successor Manager” has the meaning set forth in Section 5.4 hereof.
          “Suspension Period” has the meaning for such term set forth in the Master Picture Purchase Agreement.
ARTICLE II
ORGANIZATIONAL MATTERS
     2.1 Formation. Pursuant to the Act, FilmCo was formed as a Delaware limited liability company under the laws of the State of Delaware on April 17, 2007. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.
     2.2 Name. The name of FilmCo shall be “LG Film Finance I, LLC.” The business and affairs of FilmCo may be conducted under that name or, upon compliance with applicable Laws, any other name that the Board of Directors, pursuant to ARTICLE V, may deem appropriate or advisable.
     2.3 Term. The term of FilmCo commenced on the date of the filing of the Certificate with the Delaware Secretary of State and shall continue until FilmCo is dissolved in accordance with the provisions of this Agreement.
     2.4 Principal Office; Registered Agent. The principal office of FilmCo shall be as determined by the Board of Directors. FilmCo shall continuously maintain a registered agent and office in the State of Delaware as required by the Act. The registered agent shall be as stated in the Certificate or as otherwise determined by the Board of Directors.
     2.5 Purpose of FilmCo. The nature of the business or purposes to be conducted or promoted by FilmCo is to engage in only the following activities:
          2.5.1 to acquire solely and exclusively from LGF pursuant to the Master Picture Purchase Agreement, own and exploit Covered Pictures;
          2.5.2 to enter into and perform its obligations under the Master Picture Purchase Agreement;
          2.5.3 to enter into and perform its obligations under the Distribution Agreement;
          2.5.4 to enter into and perform its obligations under the Intercreditor Agreement;
          2.5.5 to enter into and perform its obligations under certain documents and agreements that may be related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes; and
          2.5.6 to engage in any lawful act or activity and exercise any powers permitted to be exercised by limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.
ARTICLE III
CAPITAL CONTRIBUTIONS
     3.1 Mandatory Capital Contributions. Subject to the terms and conditions of this Agreement, each Member, severally and not jointly, agrees to make Capital Contributions from time to time which shall be used exclusively for (a) FilmCo’s Administrative Expenses, (b) the purchase by FilmCo from LGF of twenty-three (23) Covered Pictures during the Investment Period and under certain circumstances, up to three (3) Covered Pictures that are Sequels during the Sequel Investment Period, pursuant to the Master Picture Purchase Agreement, and (c) True-Up Payments required to be made by FilmCo under the Distribution Agreement. Notwithstanding the foregoing, in no event shall FundCo be required to make any Capital Contribution if doing so would cause the FundCo Aggregate Investment Amount to exceed the Maximum Investment Amount; provided, however, that the Manager may, at its option, require FundCo to make Capital Contributions with respect to a particular Covered Picture such that the FundCo Aggregate Investment Amount equals the Maximum Investment Amount, even if such Capital Contributions are less than the amount that would, absent reaching the Maximum Investment Amount, be required pursuant to Section 3.2. No Member shall be required to make any Capital Contribution other than the Capital Contributions required pursuant to this Section 3.1 and Section 3.3 (the “Required Capital Contributions”). The parties acknowledge and agree that any Capital Contributions required to be made by LGE pursuant to the terms of this Agreement may be evidenced by book entry account transfers, (a) from LGE to FilmCo in respect of a required Capital Contribution, and (b) from FilmCo to LGF in respect of FilmCo’s obligations to LGF under the Master Picture Purchase Agreement and the Distribution Agreement.
     3.2 Determination of Capital Contribution Amount. Subject to the further provisions to this Agreement, the Required Capital Contributions of each Member with respect to each Covered Picture acquired by FilmCo pursuant to the Master Picture Purchase Agreement shall be equal to fifty percent (50%) of the Purchase Price for such Covered Picture payable during the Contribution Period. Notwithstanding the foregoing, the Members’ Capital Contributions shall be adjusted in the following circumstances:
          3.2.1 If a Funded Picture not originally identified as an Excess Cap Picture on the Initial Investment Date for such Funded Picture becomes an Excess Cap Picture after such Initial Investment Date, and FundCo elects (or is deemed to have elected) pursuant to Section 3.5.1(b) not to fund additional Covered Picture Costs for such Funded Picture in excess of the Cap Amount, FundCo’s aggregate Capital Contributions in respect of such Excess Cap Picture shall not exceed the Cap Amount, and LGE shall be solely responsible for, and shall make, all additional Capital Contributions in respect of such Excess Cap Picture in excess of the Cap Amount; in such event, such Excess Cap Picture shall be a Non 50/50 Funded Picture.
          3.2.2 If a Funded Picture not originally identified as a Super Excess Cap Picture on the Initial Investment Date for such Funded Picture becomes a Super Excess Cap Picture after such Initial Investment Date, and if FundCo elects (or is deemed to have elected) pursuant to Section 3.5.2(b) not to fund additional Covered Picture Costs for such Funded Picture in excess of the Excess Cap Amount, FundCo’s aggregate Capital Contributions in respect of such Super Excess Cap Picture shall not exceed the Excess Cap Amount, and LGE shall be solely responsible for, and shall make, all additional Capital Contributions in respect of such Super Excess Cap Picture in excess of the Excess Cap Amount; in such event, such Super Excess Cap Picture shall be a Non 50/50 Funded Picture.

          3.2.3 In the event that the Aggregate FundCo Committed Amount is less than Two Hundred Four Million Dollars ($204,000,000) on the Closing Date, an amount (the “Make Up Capital Amount”) equal to the lesser of (i) the difference between Two Hundred Four Million Dollars ($204,000,000) and the Aggregate FundCo Committed Amount, and (ii) Four Million Dollars ($4,000,000) shall be reimbursed by LGE to FundCo by being contributed as Capital Contributions by LGE on FundCo’s behalf, at the times and in the amounts set forth in this Section 3.2.3. All Capital Contributions made by LGE on FundCo’s behalf under this Section 3.2.3 shall be credited to FundCo’s Capital Accounts. Until it has made Capital Contributions under this Section 3.2.3 in an amount equal to the Make Up Capital Amount, on each Capital Call in respect of the Initial Purchase Price for a Covered Picture, LGE shall contribute twenty percent (20%) (or such lesser amount as, together with all other Capital Contributions made by LGE pursuant to this Section 3.2.3 equals the Make Up Capital Amount) of the Capital Contribution required to be made by FundCo in respect of such Covered Picture. LGE and FundCo agree and acknowledge that as of the Closing Date the Aggregate FundCo Committed Amount is equal to Two Hundred Four Million Dollars ($204,000,000).
     3.3 Capital Calls. The Manager may from time to time make a capital call on behalf of FilmCo (each, a “Capital Call”) by delivering to each Member a notice in the form attached as Exhibit B (a “Call Notice”) (i) stating (A) the amount of capital required by FilmCo, (B) each Funded Picture for which the Member’s Capital Contribution will be used (as Purchase Price or True-Up Payment), including the specific amount (on a Funded Picture by Funded Picture basis) to be so allotted, (C) the date and time by which such Capital Contribution is required to be made, which date shall not be less than ten (10) Business Days after the date on which the Call Notice is delivered; (D) the wire transfer instructions in accordance with which the Capital Contribution is required to be made (it being acknowledged and agreed that the Manager may direct some or all of a Capital Contribution to the Distributor to pay amounts due to the Distributor from FilmCo (including True-Up Payments)); (ii) representing and warranting that the capital called pursuant to such Call Notice is to be used by FilmCo in accordance with Section 3.1 hereof, (iii) if any portion of such Capital Contributions are to be used for the Initial Purchase Price of a Covered Picture, attaching the applicable Notice Materials, and (iv) if any portion of such Capital Contributions are to be used to make True-Up Payments, attaching the applicable True-Up Statement. All Call Notices to the Initial Members shall be in equal amounts, except as otherwise required under Section 3.2 hereof. FilmCo shall use all reasonable efforts to deliver not more than one (1) Call Notice per calendar month.
     3.4 Intentionally Omitted.
     3.5 Excess Cap Pictures; Super Excess Cap Pictures.
          3.5.1 Excess Cap Pictures.
               (a) FundCo shall have the sole right to direct FilmCo to exercise (or not exercise) the Excess Cap Picture Option. FundCo shall have no obligation or right to make Capital Contributions with respect to an Excess Cap Picture, other than with respect to the first ***** Excess Cap Pictures required to be purchased by FilmCo under the Master Picture Purchase Agreement which, for greater certainty, shall not be subject to the Cap Amount and for which the Required Capital Contribution of each Member shall be equal to fifty percent (50%) of the Purchase Price for such Excess Cap Pictures. If FundCo directs FilmCo to exercise the Excess Cap Picture Option, the Members shall be obligated and have the right to make Capital Contributions with respect to each Excess Cap Picture. FundCo shall notify FilmCo in writing whether FundCo elects to cause FilmCo to exercise the Excess Cap Picture Option under the Master Picture Purchase Agreement within five (5) Business Days after the later of receipt of Notice Materials with respect to the ***** Excess Cap Picture and the screening (if requested) of such ***** Excess Cap Picture pursuant to Section 2.5 of the Master Picture Purchase Agreement. If FundCo elects to cause FilmCo not to exercise the Excess Cap Picture Option or FundCo fails timely to cause FilmCo to exercise the Excess Cap Picture Option under the Master Picture Purchase Agreement, FilmCo shall have no right to acquire and FundCo shall have no right to make Capital Contributions with respect to such ***** Excess Cap Picture or any subsequent Excess Cap Pictures; in such event, LGE (and its Affiliates) shall have the right to continue to produce, acquire, own, finance and/or fund such Excess Cap Pictures and exploit all Rights thereto outside of FilmCo.
               (b) If a Funded Picture not originally identified as an Excess Cap Picture on the Initial Investment Date for such Funded Picture becomes an Excess Cap Picture after its Initial Investment Date (including by virtue of the After Acquired Costs for any After Acquired Rights with respect to such Funded Picture), LGE shall provide written notice to FundCo and FilmCo of such event (a “Subsequent Cap Notice”), which notice shall include the amount of anticipated additional Covered Picture Costs or After Acquired Costs, as applicable, for such Funded Picture in excess of the Cap Amount; provided that LGE’s obligation to deliver a Subsequent Cap Notice to FundCo and FilmCo under this Agreement shall be deemed satisfied if LGF delivers a courtesy notice pursuant to Section 1.7.1(ii) of the Master Picture Purchase Agreement that contains all of the information required to be conveyed in a Subsequent Cap Notice. Within five (5) Business Days of FundCo’s receipt of a Subsequent Cap Notice from LGE or LGF, FundCo shall provide written notice to LGE whether FundCo elects to fund its fifty percent (50%) share of all additional Covered Picture Costs or After Acquired Costs, as applicable, for such Funded Picture in excess of the Cap Amount; provided that if FilmCo has not yet acquired, or been deemed to have acquired, ***** Excess Cap Pictures pursuant to the terms of the Master Picture Purchase Agreement, FundCo shall be required to fund such additional Covered Picture Costs or After Acquired Costs, as applicable, pursuant to the terms of the Master Picture Purchase Agreement. If (a) FundCo is required to fund additional Covered Picture Costs or After Acquired Costs, as applicable, for such Funded Picture in excess of the Cap Amount, such Funded Picture shall (i) be a 50/50 Funded Picture that FilmCo has acquired, or been deemed to have acquired pursuant to the terms of the Master Picture Purchase Agreement and (ii) be counted against the obligation of FilmCo under the Master Picture Purchase Agreement to acquire the Rights to the first ***** Excess Cap Pictures (if FilmCo has not yet acquired, or been deemed to have acquired, ***** Excess Cap Pictures pursuant to the terms of the Master Picture Purchase Agreement); (b) if such Funded Picture is the ***** Excess Cap Picture that FilmCo has acquired, or been deemed to have acquired pursuant to the terms of the Master Picture Purchase Agreement, FundCo shall be deemed to have elected to cause FilmCo to exercise (and FilmCo shall be deemed to have exercised) the Excess Cap Picture Option. If FundCo fails to give LGE the foregoing notice with respect to the Funded Picture that is the ***** Excess Cap Picture, FundCo shall be deemed to have elected not to fund additional Covered Picture Costs or After Acquired Costs, as applicable, for such Funded Picture in excess of the Cap Amount, such Funded Picture shall be a Non 50/50 Funded Picture,

FundCo’s aggregate Capital Contributions in respect of such Funded Picture shall not exceed the Cap Amount, FundCo shall be deemed to have elected not to exercise the Excess Cap Picture Option, and LGE shall be solely responsible for and shall make all additional Capital Contributions in respect of such Funded Picture in excess of the Cap Amount.
               (c) Upon exercise of FundCo’s sole right to cause FilmCo to exercise the Excess Cap Picture Option (or in the event the Excess Cap Picture Option is exercised pursuant to Section 3.5.1(b)), the Cap Amount as a criterion of a Covered Picture shall no longer be applicable with respect to Excess Cap Pictures to be acquired by FilmCo after the exercise of the Excess Cap Picture Option.
               (d) FundCo’s failure (within the periods specified in this Agreement) to provide an affirmative notice to FilmCo after it has received the Notice Materials or a Subsequent Cap Notice, if any, for the ***** Excess Cap Picture sold to, or proposed to be sold to, FilmCo shall be deemed FundCo’s decision to cause FilmCo not to exercise the Excess Cap Picture Option.
               (e) If a Covered Picture was originally identified as the ***** Excess Cap Picture and FilmCo did not exercise the Excess Cap Picture Option, but thereafter the Cap Computation Amount for such Covered Picture (if paid) measured on the date that is ninety (90) days after the Initial Theatrical Release Date for such Covered Picture would have been less than the product of (x) 2.0 and (y) the Cap Amount, such Covered Picture shall be required to be purchased by FilmCo from LGF and sold by LGF to FilmCo pursuant to the terms of the Master Picture Purchase Agreement, and the Excess Cap Picture Option shall be reinstated.
          3.5.2 Super Excess Cap Pictures.
               (a) FundCo shall have the sole right to direct FilmCo to exercise (or not exercise) each Super Excess Cap Picture Option. FundCo shall have no obligation or right to make Capital Contributions with respect to a Super Excess Cap Picture unless FundCo has directed FilmCo to exercise (and FilmCo has exercised) the Super Excess Cap Picture Option with respect to such Super Excess Cap Picture, in which event the Members shall be obligated to make Capital Contributions with respect to such Super Excess Cap Picture and such Super Excess Cap Picture shall be a 50/50 Funded Picture. FundCo shall notify FilmCo in writing whether FundCo elects to cause FilmCo to exercise a Super Excess Cap Picture Option with respect to a Super Excess Cap Picture within five (5) Business Days after the later of receipt of Notice Materials with respect to such Super Excess Cap Picture and the screening (if requested) of such Super Excess Cap Picture pursuant to Section 2.5 of the Master Picture Purchase Agreement. If FundCo declines to direct FilmCo to exercise the Super Excess Cap Picture Option with respect to a Super Excess Cap Picture or fails to give LGE the foregoing notice, FundCo shall have no rights in or to such Super Excess Cap Picture or the proceeds thereof and no right or obligation to make Capital Contributions with respect to such Super Excess Cap Picture, and LGE shall also have no obligation or right to make Capital Contributions with respect to such Super Excess Cap Picture; in such event, LGE (and its Affiliates) shall have the right to continue to produce, acquire, own, finance and or fund such Super Excess Cap Picture and exploit all Rights thereto outside of FilmCo.

               (b) If a Funded Picture not originally identified as a Super Excess Cap Picture on the Initial Investment Date for such Funded Picture becomes a Super Excess Cap Picture after its Initial Investment Date (including by virtue of the After Acquired Costs for any After Acquired Rights with respect to such Funded Picture), LGE shall provide written notice to FundCo and FilmCo of such event (a “Subsequent Excess Cap Notice”), which notice shall include the amount of anticipated additional Covered Picture Costs or After Acquired Costs, as applicable, for such Funded Picture in excess of the Excess Cap Amount; provided that LGE’s obligation to deliver a Subsequent Excess Cap Notice to FundCo and FilmCo under this Agreement shall be deemed satisfied if LGF delivers a courtesy notice pursuant to Section 1.7.2(iii) of the Master Picture Purchase Agreement that contains all of the information required to be conveyed in a Subsequent Excess Cap Notice. Within five (5) Business Days of FundCo’s receipt of a Subsequent Excess Cap Notice from LGE or LGF, FundCo shall provide written notice to LGE with respect to whether FundCo elects to fund additional Covered Picture Costs or After Acquired Costs, as applicable, for such Funded Picture in excess of the Excess Cap Amount. If FundCo notifies LGE that it elects to fund additional Covered Picture Costs or After Acquired Costs, as applicable, for such Funded Picture in excess of the Excess Cap Amount, such Funded Picture shall (i) be a 50/50 Funded Picture, and (ii) FundCo shall be deemed to have elected to cause FilmCo to exercise (and FundCo shall be deemed to have exercised) the Super Excess Cap Picture Option under the Master Picture Purchase Agreement with respect to such Super Excess Cap Picture. If FundCo fails to give LGE the foregoing notice, FundCo shall be deemed to have elected not to fund additional Covered Picture Costs or After Acquired Costs, as applicable, for such Funded Picture in excess of the Excess Cap Amount, such Funded Picture shall be a Non 50/50 Funded Picture, FundCo’s aggregate Capital Contributions in respect of such Super Excess Cap Picture shall not exceed the Excess Cap Amount, and LGE shall be solely responsible for, and shall make all additional Capital Contributions in respect of, such Super Excess Cap Picture in excess of the Excess Cap Amount.
               (c) FundCo’s failure to provide an affirmative notice to FilmCo within five (5) Business Days after (x) the later of FundCo’s receipt of Notice Materials with respect to a Super Excess Cap Picture and the screening (if requested) of such Super Excess Cap Picture pursuant to Section 2.5 of the Master Picture Purchase Agreement or (y) FundCo’s receipt of a Subsequent Excess Cap Notice, shall be deemed FundCo’s decision to cause FilmCo not to exercise the Super Excess Cap Picture Option for such Super Excess Cap Picture.
               (d) If a Covered Picture was originally identified as a Super Excess Cap Picture and FilmCo did not exercise the Super Excess Cap Picture Option with respect to such Covered Picture, but thereafter the Cap Computation Amount for such Covered Picture (if paid) measured on the date that is ninety (90) days after the Initial Theatrical Release Date for such Covered Picture would have been less than seventy-five million dollars ($75,000,000) but more than fifty million dollars ($50,000,000), (i) such Covered Picture shall be treated as an Excess Cap Picture for purposes of FilmCo’s obligations under the Master Picture Purchase Agreement, (ii) if FilmCo has not previously acquired, or been deemed to have acquired, ***** Excess Cap Pictures pursuant to the terms of the Master Pictures Purchase Agreement, then (A) FilmCo shall be obligated to acquire such Covered Picture, and (B) such Covered Picture shall count against FilmCo’s obligation under the Master Picture Purchase Agreement to acquire the Rights to the first ***** Excess Cap Pictures from LGE, and (iii) if such Covered Picture would be the ***** Excess Cap Picture acquired by FilmCo or deemed to have been acquired by FilmCo pursuant to the terms of the Master Picture Purchase Agreement, such Covered Picture shall be subject to the Excess Cap Picture Option.
               (e) If a Covered Picture was originally identified as a Super Excess Cap Picture and FundCo elected not to make a Capital Contribution with respect to such Covered Picture, but thereafter the Cap Computation Amount for such Covered Picture (if paid) measured on the date that is ninety (90) days after the Initial Theatrical Release Date for such Covered Picture would have been less than fifty million dollars ($50,000,000), such Covered Picture shall be required to be purchased by FilmCo from LGF and sold by LGF to FilmCo pursuant to the terms of the Master Picture Purchase Agreement.
     3.6 Excludable Pictures. FundCo shall have the sole right to direct FilmCo to exercise (or not exercise) the Excludable Picture Purchase Option. FundCo shall have no obligation or right to make Capital Contributions with respect to an Excludable Picture, unless FundCo has directed FilmCo to exercise (and FilmCo has exercised) the Excludable Picture Purchase Option with respect to such Excludable Picture, in which event the Members shall be obligated to make Capital Contributions with respect to such Excludable Picture. FundCo shall notify FilmCo whether FundCo elects to cause FilmCo to exercise the Excludable Picture Purchase Option with respect to an Excludable Picture within three (3) Business Days of the receipt of Notice Materials with respect to such Excludable Picture. FundCo’s failure to provide an affirmative notice to FilmCo that FundCo directs FilmCo to exercise the Excludable Picture Purchase Option with respect to an Excludable Picture shall be deemed FundCo’s decision not to cause FilmCo to exercise such option. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, (x) if FundCo elects to cause FilmCo to exercise the Excludable Picture Option with respect to an Excludable Picture and such Excludable Picture is an Excess Cap Picture, such Funded Picture shall be counted against the obligation of FilmCo under the Master Picture Purchase Agreement to acquire the Rights with respect to the first ***** Excess Cap Pictures (if FilmCo has not yet acquired, or been deemed to have acquired, ***** Excess Cap Pictures pursuant to the terms of the Master Picture Purchase Agreement); and (y) if an Excludable Picture would be the ***** Excess Cap Picture to be acquired by FilmCo under the Master Picture Purchase Agreement, under no circumstances shall an election by FundCo to cause to FilmCo to exercise (or not exercise) the Excludable Picture Option with respect to such Excludable Picture trigger a deemed exercise of (or failure to exercise) the Excess Cap Picture Option, or otherwise impact the rights of FundCo or FilmCo with respect to the Excess Cap Picture Option in any manner.
     3.7 Failure to Make Mandatory Capital Contributions.
          3.7.1 FundCo Default. In the event of a FundCo Default, FilmCo may, upon written notice to FundCo and without waiving any other rights or remedies available to it under this Agreement or at Law or in equity:
               (a) at the request of LGE, apply any sums in the FilmCo Separate Account, up to the amount of the Capital Contribution that remains unpaid by FundCo, that would, absent this clause (a) be distributed to FundCo pursuant to Section 6.9.1, against FundCo’s obligation to make such Capital Contribution (amounts so applied shall be deemed to have been distributed to FundCo by FilmCo and subsequently contributed to FilmCo by FundCo as a Capital Contribution);
               (b) at the request of LGE, make all payments and distributions that would otherwise be due to FundCo to LGE until LGE has received an amount equal to the sum of (x) the FundCo Capital Contribution shortfall together with interest at LIBOR plus two hundred (200) basis points from the date on which the Capital Contribution was required to be made to the date paid and (y) amounts due to LGE in respect of its Capital Accounts and not paid as a result of the FundCo Default;
               (c) at the request of LGE, terminate the Master Picture Purchase Agreement and cease to acquire Covered Pictures thereunder.
In addition, in the event of a FundCo Default, LGE may, without waiving any other rights or remedies available to it under this Agreement or at Law or in equity, exercise its Repurchase Option and/or its Sequel Repurchase Commitment pursuant to Section 7.2 hereof.
     Upon any termination of the Master Picture Purchase Agreement, the Members shall not be obligated or permitted to make Capital Contributions pursuant to Section 3.1 with respect to Covered Pictures not purchased by FilmCo prior to such termination; provided, however, that the obligations and rights of the Members with respect to Covered Pictures purchased by FilmCo prior to such termination shall continue in the manner set forth in the Master Picture Purchase Agreement.
          3.7.2 LGE Default. In the event of a LGE Default, FilmCo may, upon written notice to LGE and without waiving any other rights or remedies available to it under this Agreement or at Law or in equity:
               (a) at the request of FundCo, apply any sums in the FilmCo Separate Account, up to the amount of the Capital Contribution that remains unpaid by LGE, that would, absent this clause (a) be distributed to LGE pursuant to Section 6.9.1, against LGE’s obligation to make such Capital Contribution (amounts so applied shall be deemed to have been distributed to LGE by FilmCo and subsequently contributed to FilmCo by LGE as a Capital Contribution);
               (b) at the request of FundCo, make all payments and distributions that would otherwise be due to LGE to FundCo until FundCo has received an amount equal to the sum of (x) the LGE Capital Contribution shortfall together with interest at LIBOR plus two hundred (200) basis points from the date on which the Capital Contribution was required to be made to the date paid and (y) amounts due to FundCo in respect of its Capital Accounts and not paid as a result of the LGE Default;
               (c) at the request of FundCo, terminate the Master Picture Purchase Agreement and cease to acquire Covered Pictures thereunder.
     Upon any termination of the Master Picture Purchase Agreement pursuant to this Section 3.7.2, the Members shall not be obligated or permitted to make Capital Contributions pursuant to Section 3.1 with respect to Covered Pictures not purchased by FilmCo prior to such termination;

provided, however, that the obligations and rights of the Members with respect to Covered Pictures purchased by FilmCo prior to such termination shall continue.
     Notwithstanding anything to the contrary contained in this Agreement, to the extent that a LGE Default has occurred and is continuing, FundCo shall not be obligated to make any Capital Contribution that would otherwise be required pursuant to the provisions of this Agreement unless and until such LGE Default has been cured.
          3.7.3 Permitted FundCo Non-Contribution.(a) In the event of a Permitted FundCo Non-Contribution that arises under the circumstances described in clause (a) of the definition provided for such term in the Master Glossary, and which continues for a period of at least one hundred eighty (180) consecutive days, FilmCo may, upon written notice to FundCo at the request of LGE, terminate the Master Picture Purchase Agreement and cease to acquire Covered Pictures thereunder; such remedy is the sole remedy for a Permitted FundCo Non-Contribution. Upon any such termination of the Master Picture Purchase Agreement, the Members shall not be obligated or permitted to make Capital Contributions pursuant to Section 3.1 with respect to Covered Pictures not purchased by FilmCo prior to such termination; provided, however, that the obligations and rights of the Members with respect to Covered Pictures purchased by FilmCo prior to such termination shall continue.
               (b) (i)      During any Suspension Period, the Manager shall, as required, continue to make Capital Calls and deliver related Call Notices to the Members with respect to Funded Pictures that were acquired by FilmCo in advance of the commencement of the applicable Suspension Period. LGE shall continue to make its Required Capital Contributions with respect to all Capital Calls that are made by the Manager during the Suspension Period, and the Manager shall adjust the Capital Accounts of LGE accordingly.
                    (ii) FundCo shall notify FilmCo within two (2) Business Days after the requirements for termination of the applicable Suspension Period (as enumerated in Section 1.6.2 of the Master Picture Purchase Agreement) have been satisfied. Upon receipt of the foregoing notice, the Manager shall, on behalf of FilmCo, deliver to FundCo a Capital Call for the aggregate FundCo Available Investment Amount. Upon receipt of such amount from FundCo, the Manager shall, on behalf of FilmCo, apply such amount in accordance with the formula provided in Section 1.6.2(ii) of the Master Picture Purchase Agreement, and the respective Capital Accounts of LGE and FundCo shall be adjusted accordingly.
          3.7.4 [Intentionally Omitted].
     3.8 Capital Accounts. FilmCo shall establish an individual Capital Account for each Member with respect to each Funded Picture that is purchased by FilmCo pursuant to the Master Picture Purchase Agreement and credit to such individual Capital Accounts all amounts actually contributed (or deemed contributed) by each Member in respect of such Funded Picture (including pursuant to Section 3.1, Section 3.2.3, Section 3.3, and Section 6.9.4). FilmCo shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv) and, in pursuance thereof, the following provisions shall apply:

          3.8.1 Each Member’s Capital Account with respect to a Funded Picture shall be credited with the amount of (i) such Member’s Capital Contributions for such Funded Picture, (ii) such Member’s allocated share of Net Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3 or Section 6.4 hereof, and (iii) the amount of any FilmCo liabilities assumed by such Member or which are secured by any property distributed to such Member with respect to such Funded Picture;
          3.8.2 To each Member’s Capital Account with respect to a particular Funded Picture there shall be debited (i) the amount of cash and the fair market value of any property distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocated share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3 or Section 6.4 hereof, and (iii) the amount of any liabilities of such Member assumed by FilmCo or which are secured by any property contributed by such Member to FilmCo, each with respect to the particular Funded Picture to which the Capital Account relates;
          3.8.3 In the event all or a portion of a Membership Interest in FilmCo is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Accounts of the transferor to the extent they relate to the transferred Membership Interest; and
          3.8.4 In determining the amount of any liability for purposes of Section 3.8.1 and Section 3.8.2 hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Directors determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Board of Directors may make such modification.
     3.9 No Interest. No Member shall be entitled to receive any interest on such Member’s Capital Contributions.
     3.10 Withdrawals.
          3.10.1 No Withdrawals. No Member shall have the right to withdraw such Member’s Capital Contributions or to demand and receive property of FilmCo or any distribution in return for such Member’s Capital Contributions, except as may be expressly provided in this Agreement or required by law.

ARTICLE IV
MEMBERS
     4.1 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation or liability of FilmCo, whether that debt, obligation or liability arises in contract, tort or otherwise.
     4.2 Admission of Additional Members. No additional Members shall be admitted unless approved unanimously by the Members. No additional Member shall become a Member until such additional Member has (i) complied with the terms and conditions of ARTICLE VII hereof, (ii) made any required Capital Contribution and (iii) become a party to this Agreement. Substitute Members may be admitted only in accordance with ARTICLE VII.
     4.3 Meetings of Members.
          4.3.1 No annual or regular meetings of the Members as such shall be required; if convened, however, meetings of the Members may be held at such date, time and place as the Board of Directors, Member or Members who properly noticed such meeting, as the case may be, may fix from time to time. At any meeting of the Members, the Manager shall preside at the meeting and shall appoint another person to act as secretary of the meeting. The secretary of the meeting shall prepare written minutes of the meeting, which shall be maintained in the books and records of FilmCo.
          4.3.2 A meeting of the Members may be called at any time by the Members, any Member, or the Board of Directors for the purpose of addressing any matter on which the vote, consent, or approval of the Members is required or permitted under this Agreement.
          4.3.3 Notice of any meeting of the Members shall be sent or otherwise given by the Manager to the Members in accordance with this Agreement not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted. Except as the Members may otherwise agree, no business other than that described in the notice may be transacted at the meeting.
          4.3.4 Attendance of a Member at a meeting in person, by proxy, telephonically or other means by which the Members may hear each other shall constitute a waiver of notice of that meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not duly called or convened, and except that attendance at a meeting is not a waiver by such Member of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made by such Member at the meeting. Neither the business to be transacted nor the purpose of any meeting of the Members need be specified in any written waiver of notice. The Members may participate in any meeting of the Members by means of conference telephone or similar means as long as all Members can hear one another. A Member so participating shall be deemed to be present in person at the meeting.

          4.3.5 Any action that can be taken at a meeting of the Members may be taken without a meeting if a consent in writing setting forth the action so taken is signed and delivered to FilmCo by Members representing not less than the minimum amount of Percentage Interests necessary under this Agreement to approve the action and otherwise in accordance with the requirements of the Act. The Manager shall notify Members of all actions taken by such written consents, and all such written consents shall be maintained in the books and records of FilmCo.
     4.4 Voting by Members.
          4.4.1 The Members, acting solely in their capacities as Members, shall have the right to vote on, consent to or otherwise approve only those matters as to which this Agreement specifically requires such approval. Except as otherwise specifically provided in this Agreement, the vote, consent, or approval of all the Members shall be required as to all matters as to which the vote, consent or approval of the Members is required or permitted under this Agreement.
     4.5 Members Are Not Agents. No Member acting solely in the capacity of a Member is an agent of FilmCo, nor can any Member acting solely in the capacity of a Member bind FilmCo or execute any instrument on behalf of FilmCo.
     4.6 No Withdrawal. Except as provided in ARTICLE VII and ARTICLE IX hereof, no Member may withdraw, retire, or resign from FilmCo without the prior consent of all other Members.
     4.7 Consent of Members.
          4.7.1 Each of the Members consents to the pledge and assignment of FundCo’s interest in this Agreement and the other Pledged Collateral (as defined in the each of the Credit and Security Agreement and the Secured Subordinated Note Purchase Agreement) pursuant to the terms of the Credit and Security Agreement and the Secured Subordinated Note Purchase Agreement.
          4.7.2 Subject to the terms of this Agreement, FilmCo shall deposit all amounts payable by FilmCo to FundCo directly into the Operating Account established by FundCo pursuant to the terms of the Credit and Security Agreement and the Secured Subordinated Note Purchase Agreement.
          4.7.3 Each of the Members agrees that the Collateral Agent, being the Collateral Agent as defined in the Credit and Security Agreement or the Collateral Agent as defined in the Secured Subordinated Note Purchase Agreement, as applicable, shall upon the occurrence and continuance of an Event of Default have the full power and authority to exercise all of the rights and remedies of FundCo to the extent expressly provided in this Agreement and in accordance with the terms and subject to the provisions of Section 5.04, Section 7.06 and Section 7.09(d) of each of the Credit and Security Agreement and the Secured Subordinated Note Purchase Agreement, including, without limitation, the right to accept the Buy-Out Option, to receive any notices addressed to FundCo under this Agreement, to make any amendments thereto or to agree to any consent or waiver in respect thereof.

ARTICLE V
MANAGEMENT AND CONTROL OF FILMCO
     5.1 Board of Directors. Subject to the provisions of the Certificate and this Agreement, except as delegated to the Manager under Section 5.4, the Members hereby agree that the business, property and affairs of FilmCo shall be managed under the direction of the Board of Directors, the members of which shall constitute the “managers” of FilmCo for purposes of the Act.
     5.2 Agency Authority of Directors.
          5.2.1 Except if the Board of Directors has appointed officers pursuant to Section 5.8, the Independent Director of the Board of Directors shall have the signing authority of an officer under Section 5.8 herein. If the Board of Directors has appointed officers pursuant to Section 5.8, the Directors shall have no authority to endorse checks, drafts and other evidences of indebtedness made payable to the order of FilmCo or to sign checks, drafts and other instruments obligating FilmCo to pay money, or sign agreements or other documents.
          5.2.2 Subject to the provisions of the Certificate and this Agreement, the Board of Directors may, by majority vote of all Directors then in office, delegate to any officers of FilmCo or delegate to the Manager any power vested in the Board of Directors. The Board of Directors has delegated the management of the day-to-day operations of FilmCo (including the making of Capital Calls and the delivering of Call Notices) to the Manager, and such delegation shall not be modified or terminated without the unanimous vote of the Directors.
     5.3 Directors.
          5.3.1 Number, Term and Qualification. The number of Directors who shall constitute the whole Board of Directors shall be three (3). One (1) Director shall be designated by LGE, one (1) Director shall be designated by FundCo and one (1) Director shall be designated jointly by LGE and FundCo as set forth in Section 5.3.5. The Director designated jointly by LGE and FundCo must be an Independent Director. The Directors initially designated by LGE and FundCo are listed on Exhibit 5.3.1 hereto. Each Director shall hold office for a term commencing on the date of designation (or in the case of initial Directors, commencing on the date hereof) and expiring upon the earlier of (i) the date on which such Director is removed pursuant to the provisions of this Agreement or (ii) the date on which such Director resigns pursuant to the provisions of this Agreement. A Director shall be an individual but need not be a Member.
          5.3.2 Independent Directors. At least one-third (1/3) of the Board of Directors (but not less than one (1) of the members of the Board of Directors) shall be an Independent Director; provided, however, that if at any time the office of the Independent Director shall be vacant for any reason, subject to Section 5.5, Section 5.6, Section 5.7 and this Section 5.3.2, any action taken by the Board of Directors in accordance with this Agreement (other than actions taken with respect to matters described in Section 5.5, Section 5.6, Section 5.7 and this Section 5.3.2) shall nonetheless be valid. If an Independent Director resigns, dies or becomes incapacitated, or such position otherwise becomes vacant, no action requiring the unanimous vote of the Board of Directors shall be taken until a successor Independent Director is elected and qualified and approves of such action. In the event of the death, incapacity or resignation of an Independent Director or a vacancy for any reason, a successor Independent Director shall be appointed by the Members as soon as practicable.
          5.3.3 Resignation. Any Director may resign at any time by giving written notice to the other Directors and the Members without prejudice to the rights, if any, of FilmCo under any contract to which the Director is a party. The resignation of any Director shall take effect upon receipt of that notice or at such later time as shall be specified in the notice, and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.
          5.3.4 Removal. Any Director may be removed at any time, with or without cause, by the Member(s) entitled to designate such Director, or in the case of the Independent Director, by the unanimous vote of the Members. Any such removal shall be without prejudice to the rights, if any, of the Director and FilmCo under any employment contract between such parties.
          5.3.5 Vacancies. Any vacancy occurring for any reason in the office of Director may be filled by the Member(s) who designated such Director; provided that if the Members are unable to agree with respect to the identity of any successor to the Independent Director within thirty (30) days of the commencement of a vacancy in such office, such successor shall be selected by the departing Independent Director.
          5.3.6 Board of Directors. Each Director, in his or her capacity as a Director, shall have no authority to act alone, but the Directors shall only act as members of the Board of Directors as provided in this Agreement.
               (a) Meetings. No regular meetings of the Board of Directors are required; provided, however, that the Board of Directors will meet at least once annually or act pursuant to written consent to the extent required under the Act. Meetings of the Board of Directors may be called by any Director. All meetings shall be held upon ten (10) days’ notice by mail or forty-eight (48) hours’ notice delivered personally, by telephone or by facsimile. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with FilmCo records or made a part of the minutes of the meeting. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment shall be given prior to the time of the adjourned meeting to the Directors who are not present at the time of the adjournment. Meetings of the Directors may be held at any place within or without the State of Delaware that has been designated in the notice of the meeting or at such place as may be approved by the Directors. Directors may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can hear one another.

Participation in a meeting in such manner constitutes a presence in person at such meeting for all purposes under this Agreement.
               (b) Action by a Majority of the Directors. Except as otherwise provided herein, a majority of the authorized number of Directors constitutes a quorum of the Directors for the transaction of business, and except as otherwise required pursuant to Section 5.5 hereof, every act or decision done or made with the approval of at least a majority of the authorized number of Directors, whether present at a meeting duly held or by written consent, is the act of the Directors. Any action required or permitted to be taken by the Board of Directors may be taken by the Directors without a meeting, if such action is approved in writing by a majority of the Directors except as otherwise required pursuant to Section 5.5 hereof. Such action by written consent shall have the same force and effect as a determination of the Directors at a meeting duly held.
               (c) Committees. The Board of Directors may create committees, having such powers and performing such duties as may be assigned to them by the Board of Directors, to assist the Board of Directors and the officers of FilmCo in the governance of areas of importance to FilmCo.
     5.4 Day-to-Day Management of FilmCo by Manager. Subject to the provisions of the Certificate and this Agreement, the management of the day-to-day operations of FilmCo (including the making of capital calls and the delivering of Call Notices) is hereby delegated by the Members and the Board of Directors to the Manager. The Manager shall be authorized to make expenditures and Capital Calls on behalf of FilmCo in accordance with this Agreement. The Manager shall provide to all Members the financial statements required pursuant to Section 8.3 hereof. No Member other than the Manager (except to the extent otherwise set forth in this Agreement) shall have any right or authority to take any action on behalf of FilmCo or to bind or commit FilmCo with respect to third parties or otherwise. Except as otherwise expressly provided in this Agreement, each Member hereby (i) specifically delegates to the Manager its rights and powers to manage and control the day-to-day business and affairs of FilmCo in accordance with the provisions in Section 18-407 of the Act, and (ii) revokes its right to bind FilmCo, as contemplated by the provisions of Section 18-402 of the Act. LGE shall not be permitted to resign or assign its duties as Manager hereunder unless (x) LGE appoints a successor Manager (the “Successor Manager”) that (A) is a Lions Gate Company and (B) LGE reasonably believes is competent to perform all payment and performance obligations of the Manager under this Agreement (collectively, the “Manager Obligations”), and (y) LGE provides to FilmCo an unconditional guarantee, in a form reasonably acceptable to FundCo, of all Manager Obligations to be performed by the Successor Manager. Notwithstanding anything to the contrary contained in this Agreement, any costs or expenses incurred in connection with the appointment of a Successor Manager or the performance by a Successor Manager of any Manager Obligations shall be solely and exclusively borne by LGE. In the event that any Successor Manager resigns as Manager of FilmCo, LGE shall be obligated to appoint a subsequent Successor Manager, subject to the conditions contained in clauses (x) and (y) above, and the immediately preceding sentence.
     5.5 Approval by Unanimous Vote of the Board of Directors. Notwithstanding any provision of this Agreement to the contrary (other than Section 5.6 or Section 5.7), neither the

Members, the Manager, the Board of Directors, nor any of the officers of FilmCo shall, without the affirmative vote of one hundred percent (100%) of the Board of Directors (including the affirmative vote of the Independent Director), do any of the following:
          5.5.1 cause or allow FilmCo to commence, settle or compromise any Action or potential Action, other than Actions or potential Actions not exceeding $150,000 in disputed liability;
          5.5.2 cause or allow FilmCo to take any action outside the ordinary course of business;
          5.5.3 cause or allow FilmCo to engage in any business or activity other than as set forth in Section 2.5;
          5.5.4 cause or allow FilmCo to take any action, or fail to take any action, set forth in ARTICLE X or ARTICLE XII;
          5.5.5 cause or allow FilmCo to sell, license or transfer any of its assets other than pursuant to the Transaction Documents;
          5.5.6 directly or indirectly cause or allow FilmCo to redeem, retire, purchase or acquire any Membership Interest or any equity interest of any other Person;
          5.5.7 cause or allow FilmCo to authorize, issue, sell or reclassify any Membership Interest or any other security, or issue or sell any bonds, debentures, options, warrants, rights or other obligations convertible into or exchangeable for, or having rights to purchase or acquire any Membership Interest or any other equity securities;
          5.5.8 cause or allow FilmCo to enter into any contract or arrangement with any Person, other than the Transaction Documents and except with the auditors and legal counsel appointed in accordance with this Section 5.5;
          5.5.9 cause or allow FilmCo to incur any Indebtedness;
          5.5.10 cause or allow FilmCo to grant any Encumbrance on any of its assets;
          5.5.11 cause or allow FilmCo to establish or adopt any employee benefit plan;
          5.5.12 cause or allow FilmCo to dissolve, liquidate, in whole or in part, consolidate or merge with or into any other entity or convey or transfer its properties and assets, substantially as an entirety to any entity;
          5.5.13 amend this Agreement;
          5.5.14 cause or allow FilmCo to commence a voluntary bankruptcy case or institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it or file a petition seeking, or consent to any, reorganization, liquidation or relief under any applicable federal or state Law relating to bankruptcy, insolvency, reorganization or dissolution, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of FilmCo or a substantial part of its property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts as they become due, or take corporate action in furtherance of any such action or take any similar action with respect to any securitization trust established by it;
          5.5.15 cause or allow FilmCo to enter into any agreement, document or instrument with or for the benefit of, or to assume or guarantee any obligations of any Lions Gate Company (other than any document FilmCo is expressly required to deliver under the Master Picture Purchase Agreement or the Distribution Agreement);
          5.5.16 cause or allow FilmCo to appoint new auditors for FilmCo; or
          5.5.17 cause or allow FilmCo to appoint new outside legal counsel for FilmCo.
          The initial auditors of FilmCo shall be chosen by the Manager from any of the firms listed on Schedule 5.5.17 attached hereto and the initial outside legal counsel of FilmCo shall be Liner Yankelevitz Sunshine & Regenstreif LLP.
     5.6 Rights of FundCo. Notwithstanding any provision of this Agreement to the contrary (including Section 5.5), FundCo shall have the sole and exclusive right to cause FilmCo to:
          5.6.1 exercise any of FilmCo’s rights or remedies under any agreement between FilmCo and any Lions Gate Company, including the grant of any consent or waiver under any such agreement (other than such consents or waivers within LGE’s authority as Manager in respect of day-to-day operations);
          5.6.2 approve the entry by FilmCo into any agreement, document or instrument with or for the benefit of, or to assume or guarantee any obligations of any Lions Gate Company (other than any document FilmCo is expressly required to deliver under the Master Picture Purchase Agreement or the Distribution Agreement);
          5.6.3 direct FilmCo to exercise its audit rights under the Master Picture Purchase Agreement or the Distribution Agreement, and supervise the auditor’s performance of any audit;
          5.6.4 exercise any of FilmCo’s rights or remedies under this Agreement in the event of a default of LGE as a Member under this Agreement, such as its failure to make a Capital Contribution when required;
          5.6.5 exercise the Excludable Picture Purchase Option, Excess Cap Picture Option or the Super Excess Cap Picture Option pursuant to the Master Picture Purchase Agreement and this Agreement.

     5.7 Rights of LGE. Notwithstanding any provision of this Agreement to the contrary (including Section 5.5), LGE shall have the sole and exclusive right to:
          5.7.1 exercise any of FilmCo’s rights or remedies under any agreement between FilmCo and FundCo;
          5.7.2 exercise any of FilmCo’s rights or remedies under this Agreement in the event of a default of FundCo as a Member under this Agreement, such as failure to make a Capital Contribution when required.
     5.8 Officers.
          5.8.1 Appointment of Officers. The Board of Directors may in its discretion appoint officers of FilmCo at any time and from time to time, which officers shall include a President, Chief Financial Officer and Secretary (the “Executive Officers”), and may include one or more vice presidents, treasurers, assistant treasurers and assistant secretaries as may be appointed by the Members. Any two (2) or more offices may be held by the same person. The initial officers of FilmCo shall be as follows:

Name	Title
Wayne Levin	President
James Keegan	Chief Financial Officer
B. James Gladstone	Secretary
          5.8.2 Removal, Resignation, and Filling of Vacancy of Officers. Any officer may be removed, either with or without cause, by the Board of Directors or the Manager. Any officer may resign at any time by giving written notice to the Board of Directors and the Manager. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation or removal is without prejudice to the rights, if any, of the parties under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled, if at all, by the Board of Directors or the Manager.
          5.8.3 Authority and Duties. Except as otherwise provided herein or required by the Act or other applicable Law, the Manager hereby delegates to the Executive Officers, and the Executive Officers shall have, the authority to act on behalf of FilmCo in connection with its day-to-day affairs, including its performance under the Master Picture Purchase Agreement and the Distribution Agreement. No matter described in Sections 5.3, 5.4, 5.5 or 5.6 or which would cause FilmCo to violate ARTICLE XI is within the authority granted to the Executive Officers herein.
          5.8.4 Signing Authority of Officers. Subject to any restrictions imposed by the Board of Directors or the Members, any Executive Officer or the Manager, acting alone, is authorized to endorse checks, drafts and other evidences of Indebtedness made payable to the order of FilmCo, but only for the purpose of deposit into FilmCo’s accounts. All checks, drafts and other instruments obligating FilmCo to pay money may be signed by the Treasurer, Assistant

Treasurer or any officer authorized to do so by the Members. Any officer so authorized by the Members may sign contracts and obligations on behalf of FilmCo.
     5.9 Devotion of Time. Except as required by any individual contract and notwithstanding any provision to the contrary in this Agreement, no Director or officer is obligated to devote all of such Person’s time or business efforts to the affairs of FilmCo, but shall devote such time, effort and skill as such Person deems appropriate for the operation of FilmCo.
     5.10 Competing Activities. Except as provided by any individual contract between such Person and FilmCo: (i) any Member, Manager, Director or officer may engage or invest in, or be employed by, independently or with others, any business activity of any type or description, including, without limitation, those that might be the same as or similar to FilmCo’s business and that might be in direct or indirect competition with FilmCo; (ii) neither FilmCo nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (iii) no Member, Manager, Director or officer shall be obligated to present any investment opportunity or prospective economic advantage to FilmCo, even if the opportunity is of the character that, if presented to FilmCo, could be taken by FilmCo; and (iv) any Member, Manager, Director or officer shall have the right to hold any investment opportunity or prospective economic advantage for such Member’s, Manager’s, Director’s or officer’s own account or to recommend such opportunity to Persons other than FilmCo. Each Member acknowledges that the other Members, Manager, Directors and the officers might own, manage or be employed by, other businesses, including businesses that may compete with FilmCo for the time of the Member, Manager, Director or officer. Each Member hereby waives any and all rights and claims that it may otherwise have against the other Members, Manager, the Directors and the officers as a result of any such permitted activities.
     5.11 Confidentiality.
          5.11.1 Each Member shall, and shall cause each of its Representatives to, hold in strict confidence all Confidential Information of FilmCo acquired by such Member in its capacity as Member, and no Member shall disclose any Confidential Information to any of its Representatives except to the extent such Member reasonably determines is necessary or desirable in connection with its ownership and control of its Membership Interest, and provided that FundCo may provide all Confidential Information of FilmCo acquired by it to its members, the Lenders and the Subordinated Note Holders who have signed confidentiality agreements in the form attached as Exhibit C hereto. “Confidential Information” includes, but is not limited to, all matters of a business nature such as trade secrets, financial information (including but not limited to all financial information related to the Ultimates of the Funded Pictures), finances, costs and profits, production, distribution, marketing and advertising plans and strategies, personnel information, records, and/or other confidential or proprietary information relating to the business and enterprise of FilmCo or LGE.
          5.11.2 Notwithstanding the foregoing, a Member may disclose Confidential Information if such information becomes publicly known without fault of such Member, or where such Member is obligated to disclose such information by operation of law; provided, however, that if such Member receives a subpoena or other legal process, or otherwise receives a legally-binding request (whether voluntary or involuntary) from a third party, the response to which reasonably could result in the disclosure of Confidential Information, such Member shall provide notice thereof to FilmCo within two (2) Business Days of the Member’s receipt of such subpoena, legal process or request. The obligations of the Members under this Section 5.11 with respect to the Confidential Information will survive expiration or termination of this Agreement.
     5.12 Equitable Relief. The Members hereby acknowledge that the provisions of Section 5.11 are reasonable and necessary to protect the legitimate interests of FilmCo and that any violation of such provisions would result in irreparable injury to FilmCo. In the event of a violation of the provisions of Section 5.11, the Members further agree that FilmCo shall, in addition to all other remedies available to it, be entitled to equitable relief by way of injunction and any other legal or equitable remedies, and that the Manager may exercise these rights on behalf of FilmCo.
     5.13 Remuneration for Management or Other Services. Other than the Independent Director’s fees, the Directors, the Manager and officers of FilmCo shall not be entitled to remuneration for providing management or other services to FilmCo.
     5.14 Reimbursement of Expenses. FilmCo shall reimburse the Independent Director for the actual out-of-pocket costs of attending meetings of FilmCo. The Independent Director, the Manager and the officers shall not be reimbursed by FilmCo for any indirect or overhead expenses, including, without limitation, rent and general office expenses.
     5.15 Agreement of Members. To the extent the Members hold any security interest in any assets of FilmCo, no Member shall exercise any rights of a secured creditor thereunder without the consent of the other Members, such consent not to be unreasonably withheld.
ARTICLE VI
ALLOCATIONS OF NET PROFITS AND NET LOSSES
AND DISTRIBUTIONS
     6.1 Allocations of Net Profits. After giving effect to the special allocations set forth in Section 6.3 and Section 6.4 herein, Net Profits with respect to each Funded Picture for any Fiscal Year shall be allocated to the Members in the following order of priority:
          6.1.1 Chargeback to the Extent of Net Losses. First, Net Profits with respect to each Funded Picture shall be allocated to each Member to the extent of and in the reverse order of the aggregate amount of Net Losses with respect to such Funded Picture previously allocated to such Member pursuant to Section 6.2.2, with respect to which Net Profits have not been previously allocated pursuant to this subsection.
          6.1.2 Other Net Profits. Second, except as provided in Section 6.1.1, Net Profits with respect to each Funded Picture shall be allocated in accordance with each Member’s Allocable Share of such Funded Picture.
     6.2 Allocations of Net Losses. After giving effect to the special allocations set forth in Section 6.3 and Section 6.4 herein, Net Losses with respect to each Funded Picture for any Fiscal Year shall be allocated to the Members as follows:

          6.2.1 Chargeback to the Extent of Net Profits. First, except as provided in Section 6.2.3, Net Losses with respect to each Funded Picture shall be allocated to each Member to the extent of the aggregate amount of Net Profits with respect to such Funded Picture previously allocated to such Member pursuant to Section 6.1.2, with respect to which Net Losses have not been previously allocated pursuant to this subsection.
          6.2.2 Other Net Losses. Second, except as provided in Section 6.2.1 and Section 6.2.3, Net Losses shall be allocated in accordance with the Members’ Adjusted Capital Accounts with respect to each Funded Picture. For purposes of this Section 6.2, “Adjusted Capital Account” means, with respect to a Capital Account of any Member, the Member’s Capital Account as adjusted by the items described in clauses (a) or (b) of the definition of “Adjusted Capital Account Deficit.”
          6.2.3 Adjusted Capital Account Deficit. An allocation of Net Losses under Section 6.2.1 or Section 6.2.2 hereof shall not be made to the extent it would create or increase an Adjusted Capital Account Deficit for a Member or Members at the end of any Fiscal Year. Any Net Losses not allocated because of the preceding sentence shall be allocated to the other Member or Members in proportion to such Member’s or Members’ respective Adjusted Capital Accounts; provided, however, that to the extent such allocation would create or increase an Adjusted Capital Account Deficit for another Member or Members at the end of any Fiscal Year, such allocation shall be made to the remaining Member or Members in proportion to the respective Adjusted Capital Accounts of such Member or Members.
     6.3 Special Allocations.
          6.3.1 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt or other liability to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).
          6.3.2 Nonrecourse Deductions Referable to Liabilities Owed to Non-Members. Any Nonrecourse Deductions for any Fiscal Year and any other deductions or losses for any Fiscal Year referable to a liability owed by FilmCo to a Person other than a Member to the extent that no Member bears the economic risk of loss shall be specially allocated to the Members in accordance with their Percentage Interests.
          6.3.3 Member Minimum Gain Chargeback. Except as otherwise provided in Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this ARTICLE VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Regulations Section 1.704-2(i)(5)) shall be specially allocated items of FilmCo income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that portion of such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3.3 is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
          6.3.4 Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this ARTICLE VI, if there is a net decrease in FilmCo Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of FilmCo income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member’s share of the net decrease in FilmCo Minimum Gain which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3.4 is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
          6.3.5 Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), or any other event creates an Adjusted Capital Account Deficit, items of FilmCo income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3.5 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE VI have been tentatively made as if this Section 6.3.5 were not in the Agreement.
     6.4 Curative Allocations. The allocations set forth in Section 6.3 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of FilmCo income, gain, loss, or deduction pursuant to this Section 6.4. Therefore, notwithstanding any other provision of this ARTICLE VI (other than the Regulatory Allocations), the Board of Directors shall make such offsetting special allocations of FilmCo income, gain, loss, or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, a Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all FilmCo items were allocated pursuant to Section 6.1.1, Section 6.1.2, Section 6.2.1 and Section 6.2.2. In exercising their discretion under this Section 6.4, the Board of Directors shall take into account any future Regulatory Allocations under Section 6.3.3 and Section 6.3.4 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 6.3.1 and Section 6.3.2.
     6.5 Code Section 704(c) Allocations. The allocations specified in this Agreement shall govern the allocation of items to the Members for Code Section 704(b) book purposes, and the allocation of items to the Members for tax purposes shall be in accordance with such book allocations, except that solely for tax purposes and notwithstanding any other provision of this ARTICLE VI: (i) Code Section 704(c) shall apply to the allocation of items of income, gain, deduction, and loss related to contributed property having an adjusted federal income tax basis at the time of contribution that differs from its fair market value; and (ii) Regulations Section 1.704-1(b)(2)(iv)(f)(4) shall apply to the items of income, gain, deduction, and loss related to property the book value of which is adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(f).
     6.6 Allocations in Respect of a Transferred Membership Interest. If any Membership Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of FilmCo, each item of income, gain, loss, deduction, or credit of FilmCo for such Fiscal Year shall be allocated among the Members, as determined by the Board of Directors in accordance with any method permitted by Code Section 706(d) and the Regulations promulgated thereunder in order to take into account the Members’ varying interests in FilmCo during such Fiscal Year.
     6.7 Obligations of Members to Report Consistently. The Members are aware of the income tax consequences of the allocations made by this ARTICLE VI and hereby agree to be bound by the provisions of this ARTICLE VI in reporting their shares of FilmCo income and loss for income tax purposes.
     6.8 Gross Receipts; Adjusted Receipts. Gross Receipts in respect of Funded Pictures purchased by FilmCo pursuant to the Master Picture Purchase Agreement shall be collected by the Distributor and deposited in the LGF Master Collection Account in accordance with Section 6.3.1 of the Distribution Agreement. The Distributor shall, on a weekly basis, pay over the FundCo Share of Gross Receipts into the FilmCo Separate Account in accordance with Section 6.3.1 of the Distribution Agreement. The Distributor shall pay over Adjusted Receipts into the FilmCo Separate Account in accordance with clause Fourth of the Distributor Waterfall set forth in Section 6.3.2 of the Distribution Agreement.
     6.9 Distributions by FilmCo to Members.
          6.9.1 In General. Prior to the occurrence of any Dissolution Event, and subject to applicable Law and any limitations contained elsewhere in this Agreement, FilmCo shall, and the Manager shall have the right and authority to direct the FilmCo Separate Account Bank to, apply all Adjusted Receipts in the FilmCo Separate Account (including any investment earnings received with respect to such Adjusted Receipts) that have not been previously distributed as set forth below.
          6.9.2 Distributions from FilmCo Separate Account. The Manager shall have the obligation, right and authority to direct the FilmCo Separate Account Bank to apply and distribute all Adjusted Receipts in the FilmCo Separate Account (including any investment earnings received with respect to such Adjusted Receipts) in respect of Funded Pictures in the following order of priority:

               6.9.2.1. First, for the payment of Administrative Expenses, as and when due and payable;
               6.9.2.2. Second, on each Settlement Date (immediately following receipt of Adjusted Receipts from the Distributor), to the FilmCo Reserve Account, an amount sufficient to bring the available balance of the FilmCo Reserve Account to $250,000; and
               6.9.2.3. Third, on each Settlement Date (immediately following receipt of Adjusted Receipts from the Distributor and the payment of any interest owed to the Distributor pursuant to and in accordance with Section 6.3.1 of the Distribution Agreement), to each Member, on a Funded Picture-by-Funded Picture basis, such Member’s Allocable Share of such Adjusted Receipts.
          6.9.3 Transfers from the FilmCo Reserve Account. If prior to any payment date for Administrative Expenses, the Manager determines that the amount of available funds in the FilmCo Separate Account will be insufficient on such payment date to pay in full the Administrative Expenses then due and payable, the Manager shall have the right and authority to direct the FilmCo Reserve Account Bank to transfer from the FilmCo Reserve Account to the FilmCo Separate Account an amount equal to the insufficiency and allocate such payment toward the obligations described in Section 6.9.2.1.
          6.9.4 Distributions In Respect of Retransferred Pictures. All proceeds received by FilmCo from LGF with respect to a Retransferred Picture that is repurchased by LGF pursuant to Section 1.11 of the Master Picture Purchase Agreement shall be distributed to each Member in accordance with its Allocable Share with respect to such Retransferred Picture, and the Capital Account of each Member with respect to such Retransferred Picture shall be terminated upon such distribution.
          6.9.5 FundCo Default. Notwithstanding Section 6.9.2, upon the occurrence and during the continuance of a FundCo Default (including any applicable cure period), FilmCo’s obligation to make any distributions to FundCo hereunder shall be suspended. Without limitation of the foregoing and in addition to the provisions of Section 3.7, upon the occurrence and during the continuance of a FundCo Default, FilmCo may, at the request of LGE, deduct from FundCo’s portion of Adjusted Receipts up to the amount of any Capital Contributions that remain uncontributed by FundCo (with all amounts so deducted deemed to have been distributed to FundCo by FilmCo and subsequently contributed to FilmCo by FundCo as a Capital Contribution).
          6.9.6 LGE Default. Notwithstanding Section 6.9.2, upon the occurrence and during the continuance of a LGE Default (including any applicable cure period), FilmCo’s obligation to make any distributions to LGE hereunder shall be suspended. Without limitation of the foregoing and in addition to the provisions of Section 3.7, upon the occurrence and during the continuance of a LGE Default, FilmCo may, at the request of FundCo, deduct from LGE’s portion of Adjusted Receipts up to the amount of any Capital Contributions that remain uncontributed by LGE (with all amounts so deducted deemed to have been distributed to LGE by FilmCo and subsequently contributed to FilmCo by LGE as a Capital Contribution).

          6.9.7 Advances or Drawings. Distributions of money and property shall be treated as advances or drawings of money or property against a Member’s distributive share of income and as current distributions made on the last day of FilmCo’s taxable year with respect to such Member.
          6.9.8 Distributees; Liability for Distributions. All distributions made pursuant to this Section 6.9 shall be made only to the Persons who, according to the books and records of FilmCo, hold the Membership Interests in respect of which such distributions are made on the actual date of distribution. To the fullest extent permitted by applicable Law, none of FilmCo, the Board of Directors nor any Member or officer shall incur any liability for making distributions in accordance with this Section 6.9.
     6.10 Form of Distributions. A Member, regardless of the nature of the Member’s Capital Contributions, has no right to demand and receive any distribution from FilmCo in any form other than money. No Member may be compelled to accept from FilmCo a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members.
     6.11 Return of Distributions. Except for distributions made in violation of the Act or this Agreement, or as otherwise required by law, no Member shall be obligated to return any distribution to FilmCo or pay the amount of any distribution for the account of FilmCo or to any creditor of FilmCo.
     6.12 Limitation on Distributions. Notwithstanding any provision to the contrary in this Agreement, FilmCo shall not make a distribution to any Member on account of such Member’s interest in FilmCo if such distribution would violate Section 18-607 of the Act or other applicable Law.
     6.13 Withholding. Any tax required to be withheld with respect to any Member under Section 1446 of the Code or other provisions of the Code, or under the Law of any state or other jurisdiction, shall be treated for all purposes of this Agreement (i) as a distribution of cash to be charged against future distributions to which such Member would otherwise have been entitled, or (ii) if determined by the Board of Directors, as a demand loan to such Member.
     6.14 Payments. All payments by one party to another party hereunder shall be made in immediately available funds on the payment dates specified in this Agreement. Each such payment shall be made to the account of such party set forth below (or to such other account as such party may notify the other party of in writing) no later than 4:00 p.m. (New York City time) on the day when due. Funds credited to such account after such time shall be deemed to be received on the following Business Day.
To FilmCo:
JPMorgan Chase Bank, N.A.
Bank ABA #: 071000013
Credit: LG Film Finance I, LLC Separate Account
Account #: 737302497
Reference: [Name of Funded Picture]

To LGE:
Account Name: Lions Gate Entertainment Inc.
Account Bank: JPMorgan Chase Bank, N.A.
Bank ABA #: 021000021
Credit: Lions Gate Entertainment Inc.
Account #: 323-514405
Reference: [Name of Funded Picture]
To FundCo:
Account Name: Pride Pictures LLC — Operating Account
Account Bank: JPMorgan Chase Bank, N.A.
Bank ABA #: 021000021
Credit: Pride Pictures LLC
Account #: 737302596
Reference: [Name of Funded Picture]
ARTICLE VII
TRANSFER OF INTERESTS
     7.1 Conditions to Transfer. No Member shall be entitled to Transfer all or any part of such Member’s Membership Interest unless all of the following conditions have been met: (a) FilmCo shall have received written notice of the proposed Transfer, setting forth the circumstances and details thereof; (b) the Transfer shall be of all (and not less than all) of such Member’s Membership Interest and shall be to a Permitted FilmCo Transferee or to another Member; (c) the Member shall remain liable for all Capital Contributions to be made by it hereunder, (d) FilmCo shall (at its option) have received an attorney’s written opinion, in form and substance reasonably satisfactory to FilmCo, specifying the nature and circumstances of the proposed Transfer, and based on such facts stating that the proposed Transfer will not be in violation of any of the registration provisions of the Securities Act of 1933, as amended, or any applicable state securities laws; (e) if to a Permitted FilmCo Transferee, FilmCo shall have received from the Permitted FilmCo Transferee its written agreement to be bound by all of the terms and conditions of this Agreement; (f) the Transfer will not result in the loss of any license or regulatory approval or exemption that has been obtained by FilmCo and is materially useful in the conduct of its business as then being conducted or proposed to be conducted; (g) FilmCo is reimbursed upon request for its reasonable expenses in connection with the Transfer; and (h) the Transfer complies with all other applicable requirements of this Agreement. In addition to the foregoing, LGE agrees that it will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Membership Interest or any securities convertible into or exercisable or exchangeable for any of its Membership Interest or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of its Membership Interest, whether any such transaction described in clauses (1) or (2) above is to be settled by delivery of the Membership Interest or such other securities, in cash or otherwise. Notwithstanding anything to the contrary contained in this Agreement, FundCo may pledge its Membership Interest in FilmCo to the Collateral Agent (as defined in the Senior Debt Agreement) for the benefit of the Secured Parties under the Senior Debt Agreement, and LGE may pledge its Membership Interest in FilmCo to the lenders under the LGE Credit Agreement or under another corporate financing arrangement which restructures, refinances, amends, replaces or supplements the LGE Credit Agreement (whether or not such arrangement is made with the same lenders or agents that are parties to the LGE Credit Agreement).
     7.2 Repurchase Option; Sequel Repurchase Commitment.
          7.2.1 Repurchase Option. LGE will have the option (the “Repurchase Option”), exercisable in its sole discretion at any time following the earlier of (i) the second (2nd) anniversary of the Initial Theatrical Release Date of the last Funded Picture acquired by FilmCo during the Investment Period and (ii) the date on which a FundCo Default has occurred, to purchase from FundCo all of FundCo’s existing Membership Interest in FilmCo for the aggregate Fair Market Value of all of FundCo’s interests in FilmCo as of the Option Repurchase Date; provided that, in the case of clause (i) above if there is a Sequel Investment Period, LGE shall instead acquire upon exercise of the Repurchase Option, at Fair Market Value, from FundCo, its Capital Accounts for the Funded Pictures owned by FilmCo as of such date and acquired during the Investment Period, including all of FundCo’s right to receive distributions in respect thereof. On or after the date (if any) on which LGE exercises the Repurchase Option, any termination by FilmCo of the Distribution Agreement shall not apply to Funded Pictures the Capital Accounts with respect to which have been repurchased by LGE from FundCo. If LGE fails to elect to exercise the Repurchase Option within two (2) years of the date on which it first becomes exercisable, the Distribution Fee shall be reduced to 12.5% for each Accounting Period commencing on or after the eighth (8th) anniversary of the Closing Date, as provided in the Distribution Agreement.
          7.2.2 Sequel Repurchase Commitment. If there is a Sequel Investment Period, and provided that LGE has previously exercised the Repurchase Option, LGE must purchase, on the date (such date, the “Sequel Repurchase Date”) that is ninety (90) days after the earlier to occur of: (i) the second (2nd) anniversary of the Initial Theatrical Release Date of the last Funded Picture acquired by FilmCo during the Sequel Investment Period and (ii) the date on which it is determined that there has been a FundCo Default, from FundCo all of FundCo’s existing Membership Interest in FilmCo for the aggregate Fair Market Value of all of FundCo’s remaining Capital Accounts in FilmCo as of the Sequel Repurchase Date (the “Sequel Repurchase Commitment”).
     Notwithstanding the foregoing, FundCo and the FundCo Senior Lenders or the Subordinated Note Holders, as applicable shall be permitted to delay LGE’s exercise of the Repurchase Option in accordance with Section 7.2.3 below. If LGE does not exercise the Repurchase Option, there shall be no Sequel Repurchase Commitment.
          7.2.3 Exercise of Repurchase Option. In the event LGE elects to exercise the Repurchase Option or is required to exercise the Sequel Repurchase Commitment, as the case may be, LGE shall give FundCo written notice thereof (with respect to Repurchase Option, the “Repurchase Notice” and with respect to the Sequel Repurchase Commitment, the “Sequel Repurchase Notice”). At any time during the thirty (30) days following the date on which the Repurchase Price is finally determined pursuant to Section 7.2.4, FundCo may, so long as such Repurchase Notice does not relate to a FundCo Default, elect (the “Repurchase Extension Election”) to delay the date of LGE’s repurchase pursuant to the Repurchase Option for a period not to exceed twelve (12) months from and after the date it receives the Repurchase Notice with respect to the Repurchase Option (the “Repurchase Extension Period”); provided, however, that if (i) at the time the Repurchase Extension Election is exercised by FundCo it is projected that after the end of the Repurchase Extension Period any obligations will remain outstanding under the Senior Debt Agreement or any Subordinated Notes will continue to be outstanding and (ii) after giving effect to the payment of the entire Repurchase Price against such outstanding obligations under the Senior Debt Agreement and the outstanding Subordinated Notes, there would remain unrecouped principal and accrued interest (without application of any default interest rate) under the Senior Debt Agreement or the Subordinated Notes, then the FundCo Senior Lenders (or, in the event the Senior Debt Agreement is no longer outstanding or the FundCo Senior Lenders fail to exercise such extension, a majority of the Subordinated Note Holders) shall have the one-time right (the “Additional Extension Election”) exercisable no later than ten (10) Business Days after the exercise by FundCo of the Repurchase Extension Election to delay the Option Repurchase Date (solely with respect to the Repurchase Option but not the Sequel Repurchase Commitment) for a period ending no later than the earlier of (x) the repayment in full of all obligations under the Senior Debt Agreement and the Secured Subordinated Note Purchase Agreement, respectively, and (y) three (3) years from and after the originally proposed Option Repurchase Date. Notwithstanding the foregoing, none of FundCo, the Lenders or the Subordinated Note Holders shall have any right to delay the Option Repurchase Date if the Repurchase Option is triggered by a FundCo Default. The “Option Repurchase Date” (x) means, with respect to the Repurchase Option, the later to occur of (i) the date that is ninety (90) days after the Repurchase Notice and (ii) if the Lenders or the Subordinated Note Holders have a right to delay the Option Repurchase Date, the date to which the FundCo Senior Lenders or the Subordinated Note Holders, as applicable, have delayed such repurchase pursuant to this Agreement and (y) with respect to the Sequel Repurchase Commitment, the date that is ninety (90) days after the Sequel Repurchase Notice.
          7.2.4 Payment of Repurchase Price.
               (a) If LGE elects to exercise the Repurchase Option or is deemed to have exercised the Sequel Repurchase Commitment, as applicable, LGE shall include with the Repurchase Notice and the Sequel Repurchase Notice, respectively, a proposed Repurchase Price or a proposed Sequel Repurchase Price, as applicable, not later than forty-five (45) days prior to the proposed Option Repurchase Date or Sequel Repurchase Date, as applicable (the “Proposed Repurchase Price”). The “Repurchase Price” means (i) in the case of the Repurchase Option where there is no Sequel Investment Period, the aggregate Fair Market Value of FundCo’s Capital Accounts at FilmCo related to the Funded Pictures purchased during the Investment Period, calculated as of the Option Repurchase Date, (ii) in the case of the Repurchase Option where there is a Sequel Investment Period, the aggregate Fair Market Value of FundCo’s Capital Accounts in respect of all Funded Pictures owned by FilmCo as of the Option Repurchase Date, and (iii) in the event of the Sequel Repurchase Commitment, the aggregate Fair Market Value of

FundCo’s Capital Accounts in respect of all Funded Pictures owned by FilmCo as of the Sequel Repurchase Date. The Repurchase Price and Sequel Repurchase Price, as applicable, shall be payable in full, in cash, on the Option Repurchase Date.
               (b) In the event that FundCo disagrees with the Proposed Repurchase Price, it shall have the right, at any time within the thirty (30) days after it receives the Proposed Repurchase Price, to request a second opinion on the calculation of the Proposed Repurchase Price. If FundCo so requests a second opinion, FundCo and LGE shall mutually agree on a third party firm from among those listed on Schedule 7.2.4 or as otherwise agreed (the selected firm, the “Evaluator”) to determine whether the Proposed Repurchase Price is equal to Fair Market Value. LGE shall provide all of its calculations related to the Proposed Repurchase Price, and such additional underlying documentation as may be requested, to the Evaluator. In the event the Evaluator determines that the Fair Market Value of the assets to be acquired pursuant to the Repurchase Option or Sequel Repurchase Commitment, as applicable, is lower than the Proposed Repurchase Price, the Evaluator’s determination will govern, and FundCo shall be solely responsible for all costs incurred with respect to the Evaluator’s engagement. If the Evaluator’s determination is within two and one-half percent (2.5%) of the Proposed Repurchase Price, the two amounts shall be averaged and the average shall be the “Repurchase Price”, and FundCo shall be solely responsible for all costs incurred with respect to the Evaluator’s engagement. If the Evaluator’s determination is more than two and one-half percent (2.5%) higher than the Proposed Repurchase Price, LGE shall be solely responsible for all costs incurred with respect to the Evaluator’s engagement, and either (i) LGE and FundCo shall agree on the Repurchase Price or Sequel Repurchase Price, as applicable, or (ii) not later than thirty (30) days after such Evaluator’s determination, the two calculations (the calculation of the Evaluator and the Proposed Repurchase Price) shall be submitted to a third-party firm (other than the Evaluator) mutually selected by FundCo and LGE from among those listed on Schedule 7.2.4 (the “Second Evaluator”), which shall select either the Evaluator’s or LGE’s Proposed Repurchase Price, without changes, addition or adjustment of any kind in any amount, as closer to the definition of Fair Market Value, and in that event the amount as selected by the Second Evaluator shall be the Repurchase Price or Sequel Repurchase Price, as applicable. If the Second Evaluator selects the amount determined by the Evaluator, LGE shall be solely responsible for all costs incurred with respect to the Second Evaluator’s engagement. If the Second Evaluator selects LGE’s Proposed Repurchase Price, FundCo shall be solely responsible for all costs incurred with respect to the Second Evaluator’s engagement.
               (c) If, after exercising the Repurchase Option, LGE (i) fails to pay the Repurchase Price in full, in cash, on the Option Repurchase Date, or (ii) fails to pay the Sequel Repurchase Price in full, in cash, on the Sequel Repurchase Date, notwithstanding anything to the contrary herein, (A) FundCo shall continue to receive all amounts owed to it by FilmCo unless and until the applicable Repurchase Price or Sequel Repurchase Price is paid for in full by LGE, and (B) FundCo shall be entitled to charge interest on any unpaid portion of the applicable Repurchase Price or Sequel Repurchase Price at LIBOR plus four hundred (400) basis points from the Option Repurchase Date or Sequel Repurchase Date, as applicable, until paid, in each case without prejudice to its other rights and remedies hereunder.
               (d) FundCo shall, upon receipt of the Repurchase Price or Sequel Repurchase Price (as applicable, and as finally determined pursuant to clause (b) above), take all reasonable steps necessary to validly effect the transfers contemplated by the Repurchase Option or the Sequel Repurchase Commitment, as applicable, including, without limitation, execution of any documents reasonably necessary to effect such transfers; provided, however, that in the event that within five (5) Business Days after LGE’s written request, FundCo fails to execute and deliver such documents, FundCo hereby appoints LGE as its attorney in fact (which appointment is coupled with an interest and irrevocable) for the sole purpose of executing and delivering all such documents on FundCo’s behalf, copies of which shall be provided to FundCo within ten (10) Business Days of execution.
     7.3 Invalid Transfers. Transfers in violation of Section 7.1 or in violation of any other provision of this ARTICLE VII or this Agreement shall be null and void ab initio and of no effect whatsoever.
     7.4 Effective Date of Permitted Transfers. Any permitted Transfer of all of a Membership Interest shall be effective no earlier than the date following the date upon which the requirements of this Agreement have been met.
     7.5 Effect of Permitted Transfers. After the effective date of any Transfer of a Membership Interest in accordance with this Agreement, the Membership Interest so Transferred shall continue to be subject to the terms, provisions, and conditions of this Agreement and any further Transfers shall be required to comply with all of the terms, provisions, and conditions of this Agreement. Any transferee of all or any portion of a Membership Interest shall take subject to the restrictions on transfer imposed by this Agreement.
     7.6 Substitution of Members. Notwithstanding any provision to the contrary in this Agreement, a transferee of a Membership Interest shall not have the right to become a substitute Member until each of the following is true: (a) the requirements of Section 7.1 are satisfied; (b) such Person executes an instrument satisfactory to FilmCo accepting and adopting the terms, provisions and conditions of this Agreement, including, without limitation, Section 13.16 herein, with respect to the acquired Membership Interest; and (c) such Person pays any reasonable expenses in connection with such Person’s admission as a new Member. The admission of a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to FilmCo, and notwithstanding any provision of this Agreement to the contrary, each Initial Member shall remain liable for all Capital Contributions to be made by it hereunder.
     7.7 Elections Under the Code. In the event of a Transfer of a Membership Interest in accordance with this Agreement, FilmCo, at the request of the party acquiring such transferred Membership Interest, shall elect, pursuant to Section 754 of the Code and any like provision of applicable state law, to adjust the basis of FilmCo property; each Member agrees to provide FilmCo with all information necessary to give effect to such election.

ARTICLE VIII
BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS
     8.1 Books and Records.
          8.1.1 The Manager shall cause the books and records of FilmCo to be kept, and the financial position and the results of its operations to be recorded, in accordance with GAAP; provided, however, that FilmCo may, to the extent appropriate under applicable tax and accounting principles, maintain separate and corresponding records for book and tax purposes. The books and records of FilmCo shall reflect all FilmCo transactions and shall be appropriate and adequate for FilmCo’s business.
          8.1.2 Notice Materials; Transaction Documents. FilmCo shall deliver to each Member a copy of all notices, demands, or claims, received by it from LGE, the Distributor or any of their respective Affiliates, including all Notice Materials and Transfer Documents delivered to FilmCo by LGE pursuant to the Master Picture Purchase Agreement, within one (1) Business Day of FilmCo’s receipt thereof. FilmCo shall have no obligation to verify the contents or the accuracy of any documents provided by it to the Members under this Section 8.1.2.
     8.2 Delivery to Members and Inspection.
          8.2.1 Upon reasonable notice, FilmCo shall afford each Member and its Representatives reasonable access, during normal business hours, to its books and records, including the information required to be maintained by FilmCo under Section 8.1.1. The requesting Member shall reimburse FilmCo for any out-of-pocket costs incurred in complying with a Member’s request for copies of books or records of FilmCo.
          8.2.2 Any request, inspection, or copying of information by a Member under this Section 8.2 may be made by that Person or that Person’s Representative.
     8.3 Financial Statements.
          8.3.1 General. The Manager shall provide any Member with such unaudited financial statements of FilmCo as such Member may from time to time reasonably request, provided that such financial statements may not be requested more than quarterly. Notwithstanding the foregoing, the Manager shall be required to timely provide to FundCo all financial statements that FundCo is required to deliver to the Lenders and the Subordinated Note Holders pursuant to (x) the Senior Debt Agreement and the Secured Subordinated Note Purchase Agreement, each as amended from time to time, and (y) any financing arrangements designed to replace the foregoing, respectively.
          8.3.2 Annual Report. The Manager shall cause annual financial statements to be sent to each Member not later than one hundred twenty (120) days after the close of the Fiscal Year. The report shall contain a balance sheet as of the end of the Fiscal Year and an income statement and statement of changes in financial position for the Fiscal Year.

     8.4 Tax Returns. The Manager shall cause to be prepared at least annually information necessary for the preparation of the Members’ federal and state income tax and information returns. The Manager shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year, or as soon as practicable thereafter, such information as is necessary to complete such Member’s federal and state income tax or information returns, and a copy of FilmCo’s federal, state, and local income tax or information returns for that year. The Manager shall cause the income tax and information returns for FilmCo to be timely filed with the appropriate authorities.
     8.5 Other Filings. The Manager also shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate and all reports required to be filed by FilmCo with those entities under the Act or other then current applicable Laws.
     8.6 Bank Accounts.
          8.6.1 Generally. The Manager shall maintain the funds of FilmCo in one or more separate bank accounts in the name of FilmCo, and shall not permit the funds of FilmCo to be commingled in any fashion with the funds of any other Person.
          8.6.2 FilmCo Separate Account. On or prior to the Closing Date, FilmCo shall establish and shall thereafter maintain with JPMorgan Chase Bank, N.A. (in such capacity, the “FilmCo Separate Account Bank”) the FilmCo Separate Account. Funds on deposit in the FilmCo Separate Account shall be invested in Permitted Investments, as directed in writing by the Manager to the FilmCo Separate Account Bank (which may be a standing direction), that will mature or otherwise be available for withdrawal without penalty on the following Settlement Date, with all realized interest and other investment earnings (net of losses and investment expenses) to remain a part of the FilmCo Separate Account as the property of FilmCo, subject to distribution pursuant to the terms of this Agreement.
          8.6.3 FilmCo Funding Account. On or prior to the Closing Date, FilmCo shall establish and shall thereafter maintain with JPMorgan Chase Bank, N.A. (the “FilmCo Funding Account Bank”) the FilmCo Funding Account. The FilmCo Funding Account shall be funded exclusively by all Capital Contributions made to FilmCo by FundCo. Funds on deposit in the FilmCo Funding Account shall be invested in Permitted Investments, as directed in writing by the Manager to the FilmCo Funding Account Bank (which may be a standing direction), with all realized interest and other investment earnings (net of losses and investment expenses) to remain a part of the FilmCo Funding Account as the property of FilmCo, subject to application and distribution pursuant to the terms of this Agreement.
          8.6.4 FilmCo Reserve Account. On or prior to the Closing Date, FilmCo shall establish and shall thereafter maintain with JPMorgan Chase Bank, N.A. (in such capacity, the “FilmCo Reserve Account Bank”) the FilmCo Reserve Account. Funds on deposit in the FilmCo Reserve Account shall be invested in the items listed in clauses (a), (b) and (g) of the definition of Permitted Investments in the Master Glossary, as directed in writing by the Manager to the FilmCo Reserve Account Bank (which may be a standing direction), with all realized interest and other investment earnings (net of losses and investment expenses) to remain a part of the FilmCo Reserve Account as the property of FilmCo, subject to distribution pursuant to the terms of this Agreement.
          8.6.5 FilmCo P&R Reserve Account. On or prior to the Closing Date, FilmCo shall establish and shall thereafter maintain with JPMorgan Chase Bank, N.A. (in such capacity, the “FilmCo P&R Account Bank”) the FilmCo P&R Reserve Account. On each Settlement Date, if a P&R Reserve Triggering Event shall have occurred on such Settlement Date, FilmCo shall, upon receipt from the Distributor of the Adjusted Receipts due to FilmCo (if any) in respect of the Accounting Period that ends on such Settlement Date, deposit into the FilmCo P&R Reserve Account an amount equal to the smallest of (a) all accrued but unpaid Third Party Participations and Residuals reflected on the Cumulative Aggregate Ultimates Statement delivered to FilmCo by the Distributor on such Settlement Date, (b) the absolute value of the negative amount of cumulative aggregate Estimated Net Receipts reflected on such Cumulative Aggregate Ultimates Statement and (c) the difference between (i) the aggregate amount of Adjusted Receipts paid by the Distributor to FilmCo on such Settlement Date and (ii) the DC Reserve Deposit Amount (if any) deposited by FilmCo into the FilmCo Distribution Costs Reserve Account on such Settlement Date pursuant to Section 8.6.6 below, provided that clause (c) shall not apply on any Settlement Date that occurs during the quarter that immediately precedes the Commitment Expiry Date (such smallest amount, the “P&R Reserve Deposit Amount”). On each Settlement Date, (x) FilmCo shall, to the extent that amounts on deposit in the FilmCo P&R Reserve Account exceed the amount equal to the negative amount of cumulative aggregate Estimated Net Receipts reflected on the applicable Cumulative Aggregate Ultimates Statement, transfer such excess amounts into the FilmCo Separate Account; and (y) if the cumulative aggregate Estimated Net Receipts shown on the applicable Cumulative Aggregate Ultimates Statement is a positive number, transfer all funds on deposit in the FilmCo P&R Reserve Account into the FilmCo Separate Account. Funds on deposit in the FilmCo P&R Reserve Account shall be invested in Permitted Investments, as directed in writing by the Manager to the FilmCo P&R Account Bank (which may be a standing direction), with all realized interest and other investment earnings (net of losses and investment expenses) to remain a part of the FilmCo P&R Reserve Account as the property of FilmCo, subject to distribution pursuant to the terms of this Agreement. The Manager shall be permitted to use amounts available from time to time in the FilmCo P&R Reserve Account solely and exclusively to satisfy FilmCo’s obligations to pay for Third Party Participations and Residuals not otherwise paid or recouped pursuant to the terms of the Master Picture Purchase Agreement and the Distribution Agreement, and FilmCo will grant a first ranking security interest in such account to the Distributor solely and exclusively to secure FilmCo’s obligations to pay for Third Party Participations and Residuals not otherwise paid or recouped pursuant to the terms of the Master Picture Purchase Agreement and the Distribution Agreement in the event that (x) FilmCo has such obligations and fails to satisfy them and (y) Distributor has actually paid such amounts. Any amounts drawn by the Manager pursuant to the preceding sentence with respect to a particular Funded Picture shall be deemed to increase the Purchase Price of such Funded Picture by an equal amount and to have been paid by the Members pro rata with their respective Capital Accounts established with respect to such Funded Picture.
          8.6.6 Distribution Costs Reserve Account. On and after the Commitment Expiry Date, FilmCo shall establish and shall thereafter maintain with JPMorgan Chase Bank, N.A. (in such capacity, the “FilmCo DC Reserve Account Bank”) the FilmCo Distribution Costs

Reserve Account. On each Settlement Date that occurs on or after the Commitment Expiry Date, if a DC Reserve Triggering Event shall have occurred on such Settlement Date, FilmCo shall, upon receipt from the Distributor of the Adjusted Receipts due to FilmCo (if any) in respect of the Accounting Period that ends on such Settlement Date, deposit into the FilmCo Distribution Costs Reserve Account an amount equal to the smallest of (a) all accrued but unpaid Distribution Costs (excluding Third Party Participations and Residuals) reflected on the Cumulative Aggregate Ultimates Statement delivered to FilmCo by the Distributor on such Settlement Date, (b) the absolute value of the negative amount of cumulative aggregate Estimated Net Receipts reflected on such Cumulative Aggregate Ultimates Statement and (c) the difference between (i) the aggregate amount of Adjusted Receipts paid by the Distributor to FilmCo on such Settlement Date and (ii) the P&R Reserve Deposit Amount (if any) deposited by FilmCo into the FilmCo P&R Reserve Account on such Settlement Date pursuant to Section 8.6.5 above (such smallest amount, the “DC Reserve Deposit Amount”). On each Settlement Date, (x) FilmCo shall, to the extent that amounts on deposit in the FilmCo Distribution Costs Reserve Account exceed the amount equal to the negative amount of cumulative aggregate Estimated Net Receipts reflected on the applicable Cumulative Aggregate Ultimates Statement, transfer such excess amounts into the FilmCo Separate Account; and (y) if the cumulative aggregate Estimated Net Receipts shown on the applicable Cumulative Aggregate Ultimates Statement is a positive number, transfer all funds on deposit in the FilmCo Distribution Costs Reserve Account into the FilmCo Separate Account. Funds on deposit in the FilmCo Distribution Costs Reserve Account shall be invested in Permitted Investments, as directed in writing by the Manager to the FilmCo DC Reserve Account Bank (which may be a standing direction), with all realized interest and other investment earnings (net of losses and investment expenses) to remain a part of the FilmCo Distribution Costs Reserve Account as the property of FilmCo, subject to distribution pursuant to the terms of this Agreement. The Manager shall be permitted to use amounts available from time to time in the FilmCo Distribution Costs Reserve Account solely and exclusively to satisfy FilmCo’s obligations to pay for Distribution Costs (without duplication of costs paid for out of amounts available under the FilmCo P&R Reserve Account) not otherwise paid or recouped pursuant to the terms of the Master Picture Purchase Agreement and the Distribution Agreement. Any amounts drawn by the Manager pursuant to the preceding sentence with respect to a particular Funded Picture shall be deemed to increase the Purchase Price of such Funded Picture by an equal amount and to have been paid by the Members pro rata with their respective Capital Accounts established with respect to such Funded Picture.
     8.7 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Manager may rely upon the advice of FilmCo’s accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes or financial accounting purposes (as applicable).
     8.8 Tax Matters.
          8.8.1 Taxation as Partnership. FilmCo shall be treated as a partnership for tax purposes. FilmCo shall avail itself of any election or procedure under the Code or the Regulations and under state and local tax law, including any “check-the-box” election, for purposes of having an entity classified as a partnership for tax purposes, and the Members shall cooperate with FilmCo in connection therewith and hereby authorize FilmCo to take whatever actions and execute whatever documents are necessary or appropriate to effectuate the foregoing.
          8.8.2 Elections; Tax Matters Partner. Subject to the provisions of this Agreement, the Manager shall from time to time cause FilmCo to make such tax elections as it deems to be necessary or appropriate. Pursuant to Section 4.4, the Members shall designate a “tax matters partner” (within the meaning of Code Section 6231(a)(7)) to represent FilmCo in connection with all examinations of FilmCo’s affairs by tax authorities, including without limitation resulting judicial and administrative proceedings, and shall expend FilmCo funds for professional services and costs associated therewith. The initial tax matters partner shall be LGE.
ARTICLE IX
DISSOLUTION AND WINDING UP
     9.1 Dissolution. FilmCo shall be dissolved, its assets shall be disposed of, and its affairs shall be wound up the first to occur of the following (each, a “Dissolution Event”):
               (a) The unanimous approval of the Members; or
               (b) At any point that there are no Members unless the business of FilmCo is continued without dissolution under the Act.
     9.2 Winding Up. Upon the occurrence of a Dissolution Event, FilmCo shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Members shall be responsible for overseeing the winding up and liquidation of FilmCo, shall take full account of the assets and liabilities of FilmCo, shall either cause its assets to be sold to any Person or distributed to a Member, and if sold, as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 9.5 herein. The Person(s) winding up the affairs of FilmCo shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of FilmCo. All actions and decisions required to be taken or made by such Person(s) under this Agreement shall be taken or made only with the consent of all such Person(s).
     9.3 Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the gain or loss that would have been included in the amounts allocated pursuant to ARTICLE VI if such asset were sold for such value. Such gain or loss shall then be allocated pursuant to ARTICLE VI, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Accounts of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to).
     9.4 Determination of Fair Market Value. For purposes of Section 9.2 and Section 9.3, the fair market value of each asset of FilmCo shall be determined by the Members or, if any

Member requests, by an independent, third-party appraiser experienced in the valuation of businesses such as FilmCo’s business, selected in good faith by the Members. Any determination of fair market value for purposes of Section 9.2 and Section 9.3 shall be made in good faith based on an estimate of what the applicable asset could be sold for in an arm’s-length sale. FilmCo shall bear the costs of any related third-party appraisal.
     9.5 Order of Distributions Upon Liquidation. After determining that all the known debts and liabilities of FilmCo, including, without limitation, debts and liabilities to Members who are creditors of FilmCo, have been paid or adequately provided for, the proceeds received by FilmCo in connection with the liquidation and winding up of FilmCo shall be applied in the following order of priority:
          9.5.1 To the payment of expenses incurred in dissolution, termination and winding up;
          9.5.2 To the payment of creditors of FilmCo, except secured creditors whose obligations will be assumed or otherwise transferred on a liquidation of FilmCo property and assets;
          9.5.3 To the Members in accordance with the distribution provisions of Section 6.9 hereof.
     9.6 Limitations on Payments Made in Dissolution. Each Member shall be entitled to look solely to the assets of FilmCo for the return of such Member’s positive Capital Account balances. Notwithstanding that the assets of FilmCo remaining after payment of or due provision for all debts, liabilities, and obligations of FilmCo may be insufficient to return the Capital Contributions or share of Net Profits reflected in such Member’s positive Capital Account balances, a Member shall have no recourse against FilmCo, the Manager or any other Member.
     9.7 Certificate of Cancellation. Upon completion of the winding up of the affairs of FilmCo, the Person(s) winding up the affairs of FilmCo shall cause to be filed in the office of, and on a form prescribed by, the Delaware Secretary of State, a certificate of cancellation.
     9.8 Termination. FilmCo shall terminate when all of the assets of FilmCo have been distributed in the manner provided for in this ARTICLE IX, and the certificate of cancellation is filed in accordance with Section 9.7.
     9.9 No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a dissolution of FilmCo.
ARTICLE X
COVENANTS
     10.1 Covenants of FilmCo. For so long as FundCo is a member of FilmCo, the Manager of FilmCo shall, at all times, unless consented to in writing by FundCo, cause FilmCo to:

          10.1.1 Acquisition of Covered Pictures. Comply with its obligations under the Master Picture Purchase Agreement, including, without limitation, its obligation to acquire Covered Pictures from LGE pursuant thereto.
          10.1.2 Settlement Reports. Remit to the Members within one (1) Business Day of receipt thereof, each Settlement Report received by FilmCo. In addition, on each Settlement Date the Distributor shall submit to FilmCo pursuant to the Master Picture Purchase Agreement, and FilmCo shall remit copies to the Members within one (1) Business Day of receipt thereof, each True-Up Statement for the applicable Accounting Period.
          10.1.3 Ultimates Statements. With respect to each Funded Picture, FilmCo shall cause the Distributor to provide the Members with Ultimates Statements related to such Funded Picture, together with Cumulative Aggregate Ultimates Statements, in accordance with Section 6.4 and Section 6.5 of the Master Distribution Agreement.
          10.1.4 Accounting Records and Audit Rights. FilmCo shall exercise its audit rights under Section 7.7 of the Distribution Agreement.
     10.2 Covenants of FundCo. For so long as FundCo is a member of FilmCo, FundCo shall, at all times, unless consented to in writing by LGE:
          10.2.1 Notices of Default Under Transaction Documents; Opportunity to Cure Defaults. Within two (2) Business Days of the occurrence of a default by FundCo under the Senior Debt Agreement or the Secured Subordinated Note Purchase Agreement, provide written notice of such default to LGE. FundCo shall provide LGE with a reasonable opportunity to (x) cure any administrative or technical defaults by FundCo that arise under the Senior Debt Agreement or the Secured Subordinated Note Purchase Agreement, respectively, and (y) satisfy any administrative or technical conditions to funding under the Senior Debt Agreement or the Secured Subordinated Note Purchase Agreement, respectively. LGE shall be entitled to recoup from FundCo out of pocket amounts reasonably expended by LGE or any of its Affiliates in curing any such defaults or satisfying any such conditions.
          10.2.2 Amendments to Transaction Documents. In advance of executing any amendment to or terminating any of the Transaction Documents to which FundCo is a party, if such amendment or termination would decrease or terminate the express third party beneficiary right of LGE under such Transaction Document, procure the written consent of LGE to such amendment, provided that such consent of LGE shall not be unreasonably withheld. FundCo agrees that it shall not execute any amendment to any of the Transaction Documents to which it is party if such amendment would reduce amounts available to FundCo or otherwise adversely affect the availability of financing at FundCo to satisfy its funding obligations under this Agreement.
          10.2.3 Contravention of FundCo Operating Agreement. Refrain from taking any actions in contravention of Section 2.5 of the FundCo Operating Agreement.
          10.2.4 Direction to Lenders by FundCo. From and after the Full Junior Capital Funding, irrevocably direct the Lenders to fund any borrowings by FundCo under the Senior

Debt Agreement (for the purpose of funding Capital Contributions to FilmCo) directly into the FilmCo Funding Account.
          10.2.5 Copies of Reports. Provide FilmCo copies of each of the reports that FundCo provides to the Lenders under Sections 5.03(b) and 5.03(c) of the Senior Debt Agreement no later than five (5) Business Days after it provides such reports to the Lenders.
ARTICLE XI
EXCULPATION AND INDEMNIFICATION
     11.1. Neither the Members, the Directors, the Manager or their respective Affiliates nor any Person who at any time shall serve, or shall have served, as an officer, director, manager, employee or other agent of the Members or any such Affiliate and who, in such capacity, shall engage, or shall have engaged, in activities on behalf of FilmCo (a “Specified Agent”) shall be liable, in damages or otherwise, to FilmCo or the Members for, and FilmCo shall not take any action against the Members, the Directors, the Manager or their respective Affiliates or any Specified Agent, in respect of any loss which arises out of any acts or omissions performed or omitted by it pursuant to the authority granted by this Agreement, or otherwise performed on behalf of FilmCo, if the Members, the Directors, the Manager or such Affiliate or such Specified Agent, as applicable, in good faith, determined that such course of conduct was in the best interests of FilmCo. The Members shall look solely to the assets of FilmCo for return of their investment, and if the property of FilmCo remaining after the discharge of the debts and liabilities of FilmCo is insufficient to return such investment, the Members shall have no recourse against FilmCo, the Manager or the Directors except as expressly provided herein.
     11.2. FilmCo shall, to the fullest extent permitted under the Act or other applicable Law, indemnify any Person who was or is a party or is threatened to be or made a party to any Action by reason of the fact that such Person is a Member, Director, Manager or a Specified Agent of FilmCo, against losses, damages, expenses (including attorneys’ fees), judgments and amounts paid in settlement actually and reasonably incurred by or in connection with such claim, action, suit or proceeding; provided, however, that FilmCo shall not indemnify: (i) any such Person in respect of any claim, issue or matter as to which such Person has been adjudged to be liable as a result of bad faith, willful misconduct, gross negligence or fraud; or (ii) any Member in respect of any Action brought by another Member, or (iii) any Lions Gate Company in any Action by FilmCo related to or arising out of any agreement to which both FilmCo and a Lions Gate Company is a party except as may be expressly provided in any Transaction Document, or (iv) FundCo or any of its Affiliates in any Action by FilmCo related to or arising out of any agreement to which both FilmCo and FundCo is a party. Any act or omission by the Members, the Directors, the Manager, their respective Affiliates or any Specified Agent, if done in reliance upon the opinion of independent legal counsel or public accountants selected with reasonable care by the Members, the Directors, the Manager, their respective Affiliates or such Specified Agent, as applicable, shall not constitute bad faith, willful misconduct, gross negligence or fraud on the part of such Persons.

     11.3. The termination of any claim or Action, by judgment, order or settlement shall not, of itself, create a presumption that any act or failure to act by the Members, the Directors, the Manager, their respective Affiliates or any Specified Agent constituted bad faith, willful misconduct, gross negligence or fraud under this Agreement.
     11.4. Any such indemnification under this ARTICLE XI shall be recoverable only out of the assets of FilmCo and not from the Members or the Manager. No debt shall be incurred by FilmCo, the Members or the Manager in order to provide a source of funds for any indemnity, and neither the Members nor the Manager shall not have any liability (or any liability to make any additional Capital Contribution) on account thereof.
     11.5. To the extent that, at Law or in equity, a Specified Agent, Member, the Manager, Director or Affiliate of any of the foregoing has duties (including fiduciary duties) and liabilities relating thereto to FilmCo or to any other Specified Agent, Member, Director or their respective Affiliates, then such Specified Agent, Member, the Manager, Director or their respective Affiliates acting under this Agreement shall not be liable to FilmCo or to any other Specified Agent, Member, the Manager, Director or their respective Affiliates for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by FilmCo or any other Specified Agent, Member, the Manager, Director or their respective Affiliates. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Specified Agent, Member, the Manager, Director or their respective Affiliates otherwise existing at Law or in equity, are agreed by the Member and FilmCo to replace such other duties and liabilities of such Specified Agent, Member, Director, the Manager or their respective Affiliates.
ARTICLE XII
SPECIAL PURPOSE ENTITY
     This ARTICLE XII is being adopted in order to comply with certain provisions required in order to qualify FilmCo as a “special purpose entity.” FilmCo shall:
     12.1. not commingle any of its money or other assets with any money or assets of any other Person, provided, however, that, money in any LG Entity account, including, but not limited to, the Collection Accounts (as defined in the Distribution Agreement) or the LGF Master Collection Account is not property of FilmCo;
     12.2. maintain correct and complete limited liability company records and books of account and minutes of the meetings and the other proceedings of FilmCo;
     12.3. have its own principal executive and administrative office through which its business is conducted (which, however, may be within the premises of and leased from LGE or any Affiliate of LGE) as reasonably determined by FilmCo based on its operations, and which will be conspicuously identified as the office of FilmCo so that it can be easily located by outsiders;
     12.4. allocate in a reasonably proportionate manner any overhead for shared office space with an Affiliate, including payment for shared office space and the services performed by any employee of an Affiliate; provided, any such allocation must be approved by the Board of Directors pursuant to Section 5.5 of this Agreement;
     12.5. maintain books and records separate from any other Person provided that the foregoing limitation shall not be interpreted as preventing FilmCo from keeping such books and records in the same office, file cabinets or hard drives as the books and records of any other Affiliate, including any Member;
     12.6. conduct its own business and affairs in its own name, act solely in its own name and through its own authorized officers and agents. No Affiliates of FilmCo will be appointed as agents of FilmCo provided that the foregoing limitation shall not be interpreted as preventing LGE from serving as Manager, or any officer or employee of any Affiliate, including any Member, from serving as an officer or providing other services to FilmCo, so long as such services are provided on an “arm’s length” basis;
     12.7. maintain separate financial statements that comply with GAAP showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on any financial statement of any other Person; provided, however, that FilmCo’s assets may be included in a consolidated financial statement of its Affiliates provided that (a) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of FilmCo from such Affiliates and to indicate that FilmCo’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (b) such assets shall also be listed on FilmCo’s own separate balance sheet;
     12.8. pay its own liabilities only out of its own funds and not pay the liabilities of any other Person out of its funds other than for value, provided that the foregoing limitation shall not be interpreted as preventing FilmCo from entering into cost-sharing arrangements with Affiliates, including any Member, which allocate such costs in a reasonably proportionate manner;
     12.9. other than Capital Contributions and distributions, not enter into any transaction with any of its Affiliates, including any Member, except on commercially reasonable terms similar to those of an “arm’s length” transaction;
     12.10. observe all Delaware limited liability company formalities required under the Act;
     12.11. not guarantee or become obligated for the debts of any other Person, including any Affiliate, or hold out its credit or assets as being available to satisfy the obligations of others and not allow any Affiliate to guarantee or become obligated for the debts of FilmCo other than as contemplated by the Transaction Documents;
     12.12. use stationery, invoices, checks and telephone numbers through which all business correspondence and communications are conducted separate from that of any other Person as reasonably determined by FilmCo;
     12.13. not pledge its assets for the benefit of any Person or other entity except as contemplated by the Transaction Documents to which it is a party;

     12.14. at all times hold itself out to the public as a legal entity separate from any Members and any other Person;
     12.15. not engage, directly or indirectly, in any business or purposes other than the actions required or permitted to be performed under Section 2.5, Section 5.3, and Section 5.4;
     12.16. not engage in any merger, consolidation or combination transaction with any Person;
     12.17. maintain its bank accounts in its own name except as contemplated by the Transaction Documents;
     12.18. in the event that FilmCo is included within a consolidated tax return of any Person, the existence of FilmCo and the ownership of the assets of FilmCo shall be disclosed in a footnote or otherwise noted therein;
     12.19. not acquire the obligations or securities of any Affiliate;
     12.20. maintain adequate capital in light of its contemplated business purpose, transactions and liabilities in its reasonable judgment; provided, however, the foregoing shall not require the Members, Manager, Directors or any Affiliate of FilmCo to take any action to assure such maintenance, whether by providing capital or facilitating the obtaining of capital;
     12.21. cause the Members, Manager, Directors, agents and other representatives of FilmCo to act at all times with respect to FilmCo consistently and in furtherance of the foregoing and in accordance with their obligations under the Act;
     12.22. not create, incur or suffer to exist any Indebtedness other than pursuant to and as contemplated by the Transaction Documents to which it is a party;
     12.23. not form, or cause to be formed, any direct subsidiaries;
     12.24. make decisions with respect to the business and daily operations of FilmCo independently in its reasonable judgment, and not, in its reasonable judgment, allow such decisions to be dictated by any Affiliate of FilmCo.
     12.25. correct any known misunderstanding regarding its separate identity and not identify itself as being a division of any other Person and not permit any Person to identify FilmCo as being a division of such Person, provided that the foregoing limitation will not limit FilmCo’s ability to identify itself as a limited liability company and disregarded entity for tax purposes;
     12.26. not be bound by the business decisions of its Members unless such business decisions have been approved in accordance with the governance procedures set forth herein; and
     12.27. not take any action inconsistent with Section 5.3 or Section 5.4.

     Failure of FilmCo, the Members, the Board of Directors or the Manager on behalf of FilmCo, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of FilmCo as a separate legal entity or the liability of the Members, the Manager or the Directors.
ARTICLE XIII
MISCELLANEOUS
     13.1 Complete Agreement. This Agreement (including any schedules or exhibits attached hereto) and the Certificate constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members or any of them, including the Original Agreement. No representation, statement, condition or warranty not contained in this Agreement or the Certificate shall be binding on the Members or have any force or effect whatsoever.
     13.2 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the Members, and their respective successors and permitted assigns.
     13.3 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third Person to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this Agreement.
     13.4 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act, or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned.
     13.5 Headings. All headings herein are inserted only for convenience and ease of reference and shall not be considered in the construction or interpretation of any provision of this Agreement.
     13.6 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.
     13.7 Arbitration; Governing Law; Submission to Jurisdiction. Set forth on Schedule B are the procedures agreed by the parties for resolution of all Proceedings under this Agreement, the breach thereof and/or the scope of the provisions of this Section 13.7.
     13.8 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid shall not be affected thereby.
     13.9 Additional Documents and Acts. Each Member agrees to execute and deliver, from time to time, such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.
     13.10 Notices. All notices, demands, consents, approvals, requests and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly and sufficiently given only if (a) personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time so delivered), or (b) sent by Federal Express (or other similar overnight courier) (any notice or communication so delivered being deemed to have been received only when delivered), (c) sent by telecopier or facsimile (any notice or communication so delivered being deemed to have been received if a copy is also delivered by one of the other means of delivery and shall be deemed to have been received (i) on the Business Day so sent, if so sent prior to 4:00 p.m. (based upon the recipient’s time) of the Business Day so sent, and (ii) on the Business Day following the day so sent, if so sent on a non-Business Day or on or after 4:00 p.m. (based upon the recipient’s time) of the Business Day so sent (unless actually received by the addressee on the day so sent)), or (d) sent by United States registered or certified mail, postage prepaid, at a post office regularly maintained by the United States Postal Service (any notice or communication so sent being deemed to have been received only when delivered), in any such case addressed to the respective parties as follows:

If to a Member:

to the address set forth on Exhibit A
attached hereto.

If to FilmCo:	with a copy to:

LG Film Finance I LLC	Liner Yankelevitz Sunshine & Regenstreif LLP
c/o Lions Gate Entertainment Inc.	1100 Glendon Avenue, 14th Floor
2700 Colorado Avenue, Suite 200	Los Angeles, California 90024
Santa Monica, California 90404	Attn: Joshua B. Grode, Esq.
Attn: General Counsel	Telephone: 310-500-3500
Telephone: (310) 449-9200	Facsimile: (310) 500-3501
Facsimile: (310) 255-3840

If to FundCo:	with a copy to:

Pride Pictures LLC
c/o Global Securitization Services, LLC
445 Broad Hollow Road, Suite 239
Melville, New York 11747	Attn:
Attention: Bernard J. Angelo	Telephone:

Telephone: (631) 587-4700	Facsimile:
Facsimile: (212) 302-8767
or to such other address or party as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address or addresses shall only be effective upon receipt.
     13.11 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto only if approved in writing by all Members.
     13.12 No Interest in FilmCo Property; Waiver of Action for Partition. No Member has any interest in specific property of FilmCo. Without limiting the foregoing, each Member irrevocably waives during the duration of FilmCo any right that such Member may have to maintain any action for partition with respect to the property of FilmCo.
     13.13 Consequential Damages Waiver. In no event shall any Member, Director or the Manager (or any of their respective Affiliates) be liable to the other Members, Directors or the Manager for (and each Member, Director and the Manager hereby expressly waive any rights to seek damages against the other Members, Directors or the Manager or any of their respective Affiliates for) any special, consequential, incidental, indirect, punitive, or exemplary damages resulting in any way from the performance of this Agreement.
     13.14 Multiple Counterparts; Facsimile; TIFF; PDF. This Agreement (and all exhibits, certificates, appendices, schedules and amendments) may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by facsimile, TIFF or PDF shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
     13.15 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any Person may be lawfully entitled.
     13.16 Investment Representation. Each Member hereby represents to, and agrees with, the other Members and FilmCo that such Member is acquiring the Membership Interest for investment purposes for such Member’s own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.
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     IN WITNESS WHEREOF, the Members have executed this Limited Liability Company Agreement, effective as of the date first written above.

LIONS GATE ENTERTAINMENT INC., a Delaware corporation

By:	/s/ Wayne Levin

Name:	Wayne Levin
Title:	General Counsel

PRIDE PICTURES LLC, a Delaware limited liability company

By:	Global Securitization Services, LLC, its Manager

By:	/s/ John M. DeMilt

Name:	John M. DeMilt
Title:	Vice President

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